                                                           Exhibit 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                               Greenbelt Division

-----------------------------------------
                                         )
                                         )
In re                                    )
                                         )
CRIIMI MAE Inc., et al.,                 )        Chapter 11
                                         )        Case Nos. 98-2-3115(DK)
                Debtors.                 )        through 98-2-3117(DK)
                                         )        (Jointly Administered)
                                         )
-----------------------------------------


                PRAECIPE FILING SUBSTITUTED PAGES TO THE DEBTORS'
                    SECOND AMENDED JOINT DISCLOSURE STATEMENT

              In connection with the hearing on approval of the Debtors' Second Amended Joint Disclosure Statement held on April 25, 2000, CRIIMI MAE Inc. ("CMI"), CRIIMI MAE Holdings II, L.P. ("Holdings") and CRIIMI MAE Management, Inc. ("Management") (collectively, the "Debtors") and the Official Committee of Equity Security Holders of CMI (the "Equity Committee"), by and through their undersigned counsel, hereby file this Praecipe Filing Substituted Pages to the Debtors' Second Amended Disclosure Statement (the "Disclosure Statement").

              Attached hereto as Exhibit 1 are replacement pages to be substituted into the Disclosure Statement filed on April 25, 2000. Approval of the Disclosure Statement including the replacement pages filed herewith is hereby requested.

Dated: July 12, 2000

VENABLE, BAETJER AND                    AKIN, GUMP, STRAUSS,
HOWARD, LLP                             HAUER & FELD, L.L.P.

By:        /s/                            By:        /s/
   --------------------------                ---------------------------
   Richard L. Wasserman                      Stanley J. Samorajczyk
   Federal Bar No. 02784                     Federal Bar No. 03113
   Carrie B. Weinfeld                        1333 New Hampshire Ave., NW
   Federal Bar No. 25365                     Washington, D.C.  20036
   1800 Mercantile Bank and                  (202) 887-4000
    Trust Building
   Two Hopkins Plaza
   Baltimore, Maryland 21201                 Co-Counsel for CRIIMI MAE Inc.
   (410) 244-7400                             and CRIIMI MAE Holdings II, L.P.,
                                              Debtors-in-Possession

   Co-Counsel for CRIIMI MAE Inc.
   and CRIIMI MAE Holdings II, L.P.,
   Debtors-in-Possession

SHULMAN, ROGERS, GANDAL,                COVINGTON & BURLING
   PORDY & ECKER, P.A.

By:        /s/                            By:        /s/
   --------------------------                ---------------------------
   Morton A. Faller                          Michael St. Patrick Baxter
   Federal Bar No. 01488                     Federal Bar No. 09694
   11921 Rockville Pike                      Dennis B. Auerbach
   Third Floor                               Federal Bar No. 09290
   Rockville, MD 20852-2753                  1201 Pennsylvania Avenue, N.W.
   (301) 231-0928                            Washington, D.C. 20044
                                             (202) 662-6000

   Counsel for CRIIMI MAE
   Management, Inc.,                         Counsel for the Official Committee
   Debtor-in-Possession                       of Equity Security Holders of
                                              CRIIMI MAE Inc.

                              SUBSTITUTED PAGES TO
               DEBTORS' SECOND AMENDED JOINT DISCLOSURE STATEMENT

                                                                    Exhibit 99.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE THIRD AMENDED JOINT PLAN OF REORGANIZATION OF CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P. (COLLECTIVELY, THE "DEBTORS"). ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED BY THE DEBTORS UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS SECOND AMENDED JOINT DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. IT IS THEREFORE NOTED AS "PROPOSED," WHICH NOTATION WILL BE REMOVED AFTER APPROVAL BY THE BANKRUPTCY COURT.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MARYLAND
                               Greenbelt Division

______________________________
                              )
In re                         )     Chapter 11
                              )
CRIIMI MAE Inc., ET AL.,      )
                              )     Case Nos. 98-2-3115 through 98-2-3117 (DK)
      Debtors.                )     (Jointly Administered)
______________________________)

               DEBTORS' SECOND AMENDED JOINT DISCLOSURE STATEMENT
                                   [PROPOSED]


VENABLE, BAETJER AND HOWARD, LLP         AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
Richard L. Wasserman                     Stanley J. Samorajczyk
Gregory A. Cross                         Michael S. Stamer
1800 Mercantile Bank & Trust Building    1333 New Hampshire Avenue, N.W.
Two Hopkins Plaza                        Washington, D.C. 20036
Baltimore, Maryland  21201               (202) 887-4000
(410) 244-7400


Co-Counsel to CRIIMI MAE Inc. and CRIIMI MAE
Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.  COVINGTON & BURLING
Morton A. Faller                              Michael St. Patrick Baxter
11921 Rockville Pike                          Dennis B. Auerbach
Third Floor                                   1201 Pennsylvania Avenue, N.W.
Rockville, MD 20852-2753                      Washington, D.C. 20044
(301) 231-0928                                (202) 662-6000

Counsel to CRIIMI MAE Management, Inc.        Counsel to the Official Committee
                                              of Equity Security Holders of
                                              CRIIMI MAE Inc.


Dated: July    , 2000


IMPORTANT: THIS SECOND AMENDED JOINT DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION. PLEASE READ THIS DOCUMENT WITH CARE.

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----

I.    INTRODUCTION ........................................................    2

II.   PLAN SUMMARY AND KEY CONSIDERATIONS .................................    4
      A. Plan Summary .....................................................    5
      B. Recommendation ...................................................   18
      C. Voting Instructions ..............................................   18

III.  GENERAL INFORMATION..................................................   20
      A. The Debtors and Chapter 11 Filing and Other Chapter 11 Events.....   21
      B. Business..........................................................   26
      C. The Portfolio.....................................................   35
      D. Legal Proceedings.................................................   38
      E. Selected Historical Consolidated Financial Data...................   47
      F. Management's Discussion and Analysis of Financial Condition and
         Results of Operations.............................................   49
      G. Quantitative and Qualitative Disclosures About Market Risk........   62
      H. Market and Trading Information....................................   64
      I. Management........................................................   65

IV.   BUSINESS PLAN........................................................   73

V.    PLAN OF REORGANIZATION ..............................................   75
      A. Overview of the Plan .............................................   75
      B. Treatment of Claims and Interests Under the Plan  ................   80
      C. Confirmation and Effective Date Conditions .......................   90
      D. The Reorganized Debtors ..........................................   92
      E. Recapitalization Financing Including Issuance of New Securities...   94
      F. Sale of the CMBS Portfolio........................................   94
      G. Affiliate Reorganization..........................................   94
      H. Potential New Equity Investment and Rights Offering ..............   94
      I. Distributions Under the Plan .....................................   97
      J. General Information Concerning the Plan ..........................  101

VI.   CONFIRMATION AND CONSUMMATION PROCEDURES ............................  108
      A. Solicitation of Acceptances ......................................  108
      B. Confirmation Hearing .............................................  109
      C. Confirmation .....................................................  110
      D. Consummation .....................................................  113
      E. Conditions to Effective Date .....................................  113

VII.  CERTAIN RISK FACTORS.................................................  114

VIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS ...........................  123

IX.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ...........  127
      A. Alternative Chapter 11 Plans .....................................  127
      B. Liquidation Under Chapter 7 ......................................  127

X.    CONCLUSION AND RECOMMENDATION .......................................  128


EXHIBITS



                                                                            Page
                                                                            ----
Exhibit A   Third Amended Joint Plan of Reorganization of CRIIMI MAE Inc.,
            CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P.
            Under Chapter 11 of the Bankruptcy Code.......................  A-1
Exhibit B   Unaudited Pro Forma Consolidated Financial Statements and
              Projected Financial Information.............................  B-1
Exhibit C   Liquidation Analysis..........................................  C-1
Exhibit D   CRIIMI MAE Financial Statements from Form 10-K for the Year
              Ended December 31, 1999.....................................  D-1
Exhibit E   Reorganized CMI Amended and Restated Articles of
              Incorporation...............................................  E-1
Exhibit F   Reorganized CMI Amended and Restated Bylaws...................  F-1
Exhibit G   Reorganized CMI Second Amended and Restated Option Plan for
            Key Employees.................................................  G-1
Exhibit H   Quarterly Report on Form 10-Q for the Quarter ended
              March 31, 2000..............................................  H-1


       CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P. (COLLECTIVELY, THE "DEBTORS") AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF CRIIMI MAE INC. (THE "CMI EQUITY COMMITTEE") URGE ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE TO ACCEPT THE DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN"). THE CMI EQUITY COMMITTEE HAS JOINED THE DEBTORS AS A CO-PROPONENT OF THE DEBTORS' PLAN. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF CMI (THE "UNSECURED CREDITORS' COMMITTEE") ALSO SUPPORTS THE PLAN AND ENCOURAGES ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE IN SUPPORT OF THE PLAN. IT SHOULD BE UNDERSTOOD THAT THE UNSECURED CREDITORS' COMMITTEE'S SUPPORT OF THIS PLAN AS EXPRESSED IN THIS SECOND AMENDED JOINT DISCLOSURE STATEMENT (TOGETHER WITH ALL EXHIBITS HERETO, THE "DISCLOSURE STATEMENT" IS CONDITIONED UPON AND SUBJECT TO THE COMPLETION OF MUTUALLY ACCEPTABLE DEBT AND RELATED DOCUMENTATION, WHICH THE DEBTORS, THE CMI EQUITY COMMITTEE AND THE UNSECURED CREDITORS' COMMITTEE ALL BELIEVE WILL BE COMPLETED BEFORE THE CONFIRMATION HEARING.



       THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE DEBTORS' PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS INCLUDED HEREWITH AS EXHIBIT A, OTHER EXHIBITS TO THIS DISCLOSURE STATEMENT, EXHIBITS TO THE PLAN AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT. FURTHERMORE, THE PRO FORMA FINANCIAL STATEMENTS AND PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN ARE UNAUDITED. THERE CAN BE NO ASSURANCE THAT THE INFORMATION AND STATEMENTS CONTAINED HEREIN WILL CONTINUE TO BE ACCURATE SUBSEQUENT TO THE DATE HEREOF OR THAT THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.


      ALTHOUGH THE CMI EQUITY COMMITTEE IS A CO-PROPONENT OF THE DEBTORS' PLAN, THIS DISCLOSURE STATEMENT WAS PREPARED BY THE DEBTORS. NEITHER THE CMI EQUITY COMMITTEE NOR ANY OF ITS PROFESSIONALS WARRANT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION ABOUT THE DEBTORS, THE DEBTORS' BUSINESSES, RISK FACTORS, TAX CONSEQUENCES OR THE APPLICABILITY OF SECURITIES LAWS.

      ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD READ AND CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT AS A WHOLE, INCLUDING THE SECTION ENTITLED "RISK FACTORS", PRIOR TO VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH CLAIM AND INTEREST HOLDER MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE PLAN.

      THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS WITH "ADEQUATE INFORMATION" (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING, CLAIMS AGAINST OR SECURITIES OF THE DEBTORS

IMPORTANT INFORMATION

      TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5:00 P.M. EASTERN DAYLIGHT SAVINGS TIME, ON [________,] 2000. BALLOTS SHOULD BE MAILED OR DELIVERED TO:
CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P., C/O BANKRUPTCY SERVICES LLC, BALLOT PROCESSING, P.O. BOX 5204, FDR STATION, NEW YORK, NEW YORK, 10150-5204.

      PLEASE REFER TO YOUR BALLOT FOR SPECIFIC INSTRUCTIONS. SEE ALSO "PLAN SUMMARY AND KEY CONSIDERATIONS - VOTING INSTRUCTIONS" FOR A DISCUSSION OF VOTING PROCEDURES AND CONTACT INFORMATION.

      THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND INTERESTS.

      THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

      THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS, AND THEIR ADVISORS, IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

      HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH HIS, HER OR ITS OWN LEGAL, BUSINESS, FINANCIAL AND/OR TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

      THE SUMMARY OF THE PLAN CONTAINED HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.


      THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION UNDER THE HEADINGS III. GENERAL INFORMATION, IV. BUSINESS PLAN AND
VII. CERTAIN RISK FACTORS, IS UPDATED, MODIFIED AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H AND MADE A PART HEREOF.


II.   PLAN SUMMARY AND KEY CONSIDERATIONS


      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and to the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. Terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. A more complete description of the Plan is provided in "PLAN OF REORGANIZATION."


      All Holders of Claims and Interests whose votes are being solicited are hereby advised and encouraged to read this Disclosure Statement, the Plan and the exhibits to this Disclosure Statement and to the Plan in their entirety before voting to accept or reject the Plan.

A.    Plan Summary


       The Plan contemplates the payment in full of all of the Allowed Claims of CMI, CMM and Holdings primarily through recapitalization financing aggregating at least $856 million (the "Recapitalization Financing"). The majority of such Recapitalization Financing is expected to consist of debt financing from existing debtholders (the "New Debt") and the balance is expected to result from the sale of selected CMBS (the "CMBS Sale"). In particular, CMI has agreed to restructure its secured debt with two of its largest creditors, Merrill Lynch Mortgage Capital Inc. ("Merrill") and German American Capital Corporation ("GACC"), in accordance with the term sheet attached as Exhibit 1 to the Plan (the "Merrill/GACC Term Sheet"). In addition, CMI has agreed with the Unsecured Creditors' Committee to restructure its unsecured debt including its Old Senior Notes in accordance with the term sheet attached as Exhibit 2 to the Plan (the "Unsecured Creditors' Term Sheet"). The Merrill/GACC and Unsecured Creditors restructurings set forth in Exhibits 1 and 2 to the Plan are the cornerstones of CMI's New Debt financing as it emerges from Chapter 11 under the Debtors' Plan. Although not required to fund the Plan, the Debtors may seek new equity capital from one or more investors to partially fund the Plan. Any such new equity will constitute Recapitalization Financing. See "PLAN OF REORGANIZATION" for a further discussion of potential new equity capital.


      The Plan provides for distributions to creditors as summarized below:

CLAIMS AGAINST AND INTERESTS IN CMI

----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------
N/A        Administrative Claims (Unclassified)              Each Holder will be paid Cash equal to the   100%
                                                             amount of such Claim on the later of the
                                                             Effective Date or the day on which such
                                                             Claim becomes an Allowed Claim, unless (i)
                                                             the Holder and Reorganized CMI,
                                                             Reorganized CMM or Reorganized Holdings,
                                                             as the case may be, agree to other
                                                             treatment, or (ii) an order of the
                                                             Bankruptcy Court provides for other terms.
----------------------------------------------------------------------------------------------------------------------
N/A        Priority Tax Claims (Unclassified)                Each Holder will receive, at the sole        100%
                                                             option of Reorganized CMI, Reorganized CMM
                                                             or Reorganized Holdings, as the case may
                                                             be, (i) Cash equal to the unpaid portion
                                                             of such Claim on the later of the
                                                             Effective Date and the date on which such
                                                             Claim becomes an Allowed Priority Tax
                                                             Claim, or (ii) equal quarterly Cash
                                                             payments in an aggregate amount equal to
                                                             such Claim, together with interest at a
                                                             fixed annual rate to be determined by the
                                                             Bankruptcy Court or otherwise agreed to by
                                                             Reorganized CMI, Reorganized CMM or
                                                             Reorganized Holdings, as the case may be,
                                                             and such Holder over a period through the
                                                             sixth anniversary of the date of
                                                             assessment of such Claim, or upon such
                                                             other terms determined by the Bankruptcy
                                                             Court.
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------

A1         Citicorp Secured Claims                           IMPAIRED. The Holder of the Allowed Class    100%
                                                             A1 Claim will receive on the Effective
                                                             Date with respect to its Allowed Class A1
                                                             CMO-IV Claim (i) the Class A1 Cash
                                                             Payment; (ii) with respect to the balance
                                                             of its Allowed Class A1 CMO-IV Claim (with
                                                             interest on the principal balance of such
                                                             Allowed Claim calculated at the Plan
                                                             Rate), a 4-year promissory note of
                                                             Reorganized CMI bearing interest, payable
                                                             monthly, at the per annum rate of
                                                             LIBOR plus 3.25%, secured by a first
                                                             priority lien on the CMO-IV Bonds and the
                                                             CMO-IV Additional Collateral (such lien
                                                             anticipated to be structured as an
                                                             indirect lien consistent with the
                                                             affiliate reorganization referenced in the
                                                             Plan and "PLAN OF REORGANIZATION"
                                                             discussion hereinbelow), with monthly
                                                             amortization of said note based on the
                                                             schedule set forth on page 80 herein; and
                                                             (iii) loan extension fees payable in Cash
                                                             on the 2-year, 2 1/2-year, 3-year and
                                                             3 1/2-year anniversaries of the Effective
                                                             Date, if said note has not been paid off
                                                             in full prior to such dates, each equal to
                                                             1.5% of the then outstanding principal
                                                             balance of said note. In addition, the
                                                             Holder of  the Allowed Class A1 Claim will
                                                             receive on the Effective Date payment in
                                                             full in Cash of any remaining balance of
                                                             its Allowed Class A1 Claim, after the
                                                             refinancing of such Holder's Allowed
                                                             Class A1 CMO-IV Claim referenced above,
                                                             with interest on the principal balance
                                                             of such Allowed Claim calculated at the
                                                             Plan Rate. Class A1 is Impaired and,
                                                             accordingly, the Holder of such Claims
                                                             will be entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
A2         First Union Secured Claim                         IMPAIRED. The Holder of the Allowed          100%
                                                             Class A2 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             any remaining balance of such Claim with
                                                             interest on the principal balance of such
                                                             Allowed Claim calculated at the Plan
                                                             Rate.  Class A2 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
A3         GACC Secured Claim                                IMPAIRED. The Holder of the Allowed          100%
                                                             Class A3 Claim will receive on the
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------

                                                             Class A8 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             such Claim including Plan Interest
                                                             thereon.  Class A8 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
----------------------------------------------------------------------------------------------------------------------
A9         Old Senior Note Claims                            IMPAIRED. Each Holder of an Allowed Class    100%
                                                             A9 Claim will receive on the Effective
                                                             Date the treatment of its Allowed Claim as
                                                             set forth on Exhibit 2 to the Plan.  Class
                                                             A9 is Impaired and, accordingly,
                                                             Holders of such Claims will be entitled to
                                                             vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
A10        CMI General Unsecured Claims                      Impaired. Each Holder of an Allowed Class    100%
                                                             A10 Claim, other than those electing the
                                                             convenience class option described
                                                             hereinafter, will be paid in full through
                                                             a combination of an initial cash payment
                                                             and two notes as further set forth in
                                                             Exhibit 2 to the Plan.  In addition, as
                                                             referred to in Exhibit 2 to the Plan,
                                                             there will be a convenience class option
                                                             with respect to Class A10, as follows: any
                                                             Holder of an Allowed Class A10 Claim whose
                                                             Allowed Claim is for $150,000 or less and
                                                             elects the convenience class treatment on
                                                             its ballot, or whose Allowed Claim is for
                                                             an amount in excess of $150,000 and elects
                                                             in writing on its ballot to reduce its
                                                             Claim to $150,000 and accept convenience
                                                             class treatment thereof, shall be entitled
                                                             to receive payment in Cash on the
                                                             Effective Date of the allowed amount of
                                                             such Holders' Allowed Class A10 Claim in
                                                             full satisfaction of said claim, with
                                                             accrued and unpaid pre-petition and
                                                             post-petition interest thereon calculated
                                                             at the non-default contract rate of
                                                             interest in such Holders' documents for
                                                             those Holders of Allowed Class A10 Claims
                                                             electing convenience class treatment who
                                                             have a contract, the invoice rate (capped
                                                             at 9-1/8%) for those Holders of Allowed
                                                             Class A10 Claims electing convenience
                                                             class treatment who have an invoice rate,
                                                             and 6% for all others.  For purposes of
                                                             calculating the $150,000 amount in the


----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------
                                                             provided that if the Holders of
                                                             Series B Preferred Stock as of the Voting
                                                             Record Date vote as a Class by the
                                                             requisite amount to accept the Plan, the
                                                             Articles Supplementary relating to the
                                                             Series B Preferred Stock will be deemed
                                                             amended (and, as amended, to be part of the
                                                             Reorganized CMI Amended and Restated
                                                             Articles of Incorporation) to permit the
                                                             payment of dividends on Series B Preferred
                                                             Stock, including accrued and unpaid
                                                             dividends, in CMI Common Stock or Cash (or
                                                             a combination thereof) at the election of
                                                             Reorganized CMI, with such payment of
                                                             dividends to be consistent with Exhibits 1
                                                             and 2 to the Plan. It is contemplated that
                                                             such dividends will be paid in CMI Common
                                                             Stock. See Exhibit 2 to the Plan regarding
                                                             limitations on cash dividends. Holders of
                                                             Series B Preferred Stock who are not
                                                             affiliates or "underwriters" may publicly
                                                             trade the CMI Common Stock received as
                                                             payment for dividends accrued and payable.
                                                             Class A14 is Impaired and, accordingly, is
                                                             entitled to vote on the Plan.

----------------------------------------------------------------------------------------------------------------------
A15        Series B Preferred Stock Securities Claims        UNIMPAIRED. Each Holder (if any) of an       100%
                                                             Allowed Class A15 Claim will, if, as and
                                                             when any such Claim is Allowed by Final
                                                             Order, receive in full satisfaction of any
                                                             such Allowed Class A15 Claim its share of
                                                             any Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A15 Claim (if
                                                             any) is not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A15 Claim, provided
                                                             that any such Claim not timely filed (and
                                                             in any event not filed before the
                                                             Confirmation Date) shall be released and
                                                             discharged under the Plan and Confirmation
                                                             Order.  Class A15 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
----------------------------------------------------------------------------------------------------------------------
A16        Former Series C Preferred Stock                   IMPAIRED. Former Series C Preferred          100%
                                                             Stock has been exchanged for Series E
                                                             Preferred Stock.  Each Holder of Series E
                                                             Preferred Stock as of the Distribution
                                                             Record Date shall retain its Series E
                                                             Preferred Stock and such Series E

----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------

                                                             Preferred Stock shall have the terms,
                                                             rights and preferences summarized in
                                                             Exhibit 3 to the Plan and as set forth in
                                                             the Articles Supplementary relating to the
                                                             Series E Preferred Stock, as such Articles
                                                             Supplementary shall be amended as of the
                                                             Effective Date, expected to be
                                                             substantially in the form of Exhibit B
                                                             (Series E Preferred Stock Articles) to
                                                             Exhibit E (Reorganized CMI Amended and
                                                             Restated Articles of Incorporation) to the
                                                             Disclosure Statement. All accrued and past
                                                             due dividends from February 23, 2000
                                                             through the Effective Date on Series E
                                                             Preferred Stock will be paid on the
                                                             Effective Date in CMI Common Stock. All
                                                             other accrued and past due dividends on
                                                             Former Series C Preferred Stock (prior to
                                                             February 23, 2000) shall be paid on the
                                                             Effective Date in CMI Common Stock or Cash,
                                                             at the election of Reorganized CMI, with
                                                             such payment of dividends to be consistent
                                                             with Exhibits 1 and 2 to the Plan. It is
                                                             contemplated that such dividends will be
                                                             paid in CMI Common Stock. See Exhibit 2 to
                                                             the Plan regarding limitations on cash
                                                             dividends. Class A16 is Impaired and,
                                                             accordingly, Holders of such Interests will
                                                             be entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
A17        Former Series C Preferred Stock Securities        UNIMPAIRED. Each Holder (if any) of an       100%
           Claims                                            Allowed Class A17 Claim will, if, as and
                                                             when any such Claim is allowed by Final
                                                             Order, receive in full satisfaction of any
                                                             such Allowed Class A17 Claim its share of
                                                             any Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A17 Claim (if
                                                             any) is not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A17 Claim, provided
                                                             that any such Claim not timely filed (and
                                                             in any event not filed before the
                                                             Confirmation Date) shall be released and
                                                             discharged under the Plan and Confirmation
                                                             Order. Class A17 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
----------------------------------------------------------------------------------------------------------------------
A18        Old Series D Preferred Stock                      IMPAIRED. Each Holder of an Allowed          100%
                                                             Class A18 Interest as of the Distribution


----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------

                                                             Record Date, if not previously exchanged,
                                                             will receive on the Effective Date in
                                                             exchange for its Old Series D Preferred
                                                             Stock an identical number of shares of
                                                             Series E Preferred Stock issued effective
                                                             as of the Effective Date, and such Series E
                                                             Preferred Stock shall have the terms,
                                                             rights and preferences summarized in
                                                             Exhibit 3 to the Plan and as set forth in
                                                             the Articles Supplementary relating to the
                                                             Series E Preferred Stock, as such Articles
                                                             Supplementary shall be amended as of the
                                                             Effective Date, expected to be
                                                             substantially in the form of Exhibit B
                                                             (Series E Preferred Stock Articles) to
                                                             Exhibit E (Reorganized CMI Amended and
                                                             Restated Articles of Incorporation) to the
                                                             Disclosure Statement. All shares of Old
                                                             Series D Preferred Stock, if not previously
                                                             exchanged and cancelled, shall be deemed
                                                             cancelled as of the Effective Date. All
                                                             accrued and past due dividends on Old
                                                             Series D Preferred Stock shall be paid on
                                                             the Effective Date in CMI Common Stock or
                                                             Cash, at the election of Reorganized CMI,
                                                             with such payment of dividends to be
                                                             consistent with Exhibits 1 and 2 to the
                                                             Plan. It is contemplated that such
                                                             dividends will be paid in CMI Common Stock.
                                                             See Exhibit 2 to the Plan regarding
                                                             limitations on cash dividends. Class A18 is
                                                             Impaired and, accordingly, Holders of such
                                                             Interests will be entitled to vote on the
                                                             Plan.

----------------------------------------------------------------------------------------------------------------------
A19        Old Series D Preferred Stock Securities Claims    UNIMPAIRED. Each Holder (if any) of an       100%
                                                             Allowed Class A19 Claim will, if, as and
                                                             when any such Claim is Allowed by Final
                                                             Order, receive in full satisfaction of any
                                                             such Allowed Class A19 Claim its share of
                                                             any Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A19 Claim (if
                                                             any) is not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A19 Claim, provided
                                                             that any such Claim not timely filed (and
                                                             in any event not filed before the
                                                             Confirmation Date) shall be released and
                                                             discharged under the Plan and Confirmation
                                                             Order. Class A19 is Unimpaired and,
                                                             accordingly, is not


----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------

                                                             entitled to vote on the Plan.

----------------------------------------------------------------------------------------------------------------------
A20        Series F Dividend Preferred Stock                 IMPAIRED. Each Holder of an Allowed          100%
                                                             Class A20 Interest as of the Effective Date
                                                             shall retain its Series F Dividend
                                                             Preferred Stock; provided that if the
                                                             Holders of Series F Dividend Preferred
                                                             Stock as of the Voting Record Date vote as
                                                             a Class by the requisite amount to accept
                                                             the Plan, the Articles Supplementary
                                                             relating to the Series F Dividend Preferred
                                                             Stock will be deemed amended (and, as
                                                             amended, to be part of the Reorganized CMI
                                                             Amended and Restated Articles of
                                                             Incorporation) to permit the payment of
                                                             dividends on Series F Dividend Preferred
                                                             Stock, including any accrued and unpaid
                                                             dividends, in CMI Common Stock or Cash (or
                                                             a combination thereof), at the election of
                                                             Reorganized CMI, with such payment of
                                                             dividends to be consistent with Exhibits 1
                                                             and 2 to the Plan. It is possible that such
                                                             dividends may be paid in CMI Common Stock.
                                                             See Exhibit 2 to the Plan regarding
                                                             limitations on cash dividends. Holders of
                                                             Series F Dividend Preferred Stock who are
                                                             not affiliates or "underwriters" may
                                                             publicly trade the CMI Common Stock
                                                             received as payment for dividends accrued
                                                             and payable. Class A20 is Impaired and,
                                                             accordingly, is entitled to vote on the
                                                             Plan.
----------------------------------------------------------------------------------------------------------------------
A21        CMI Common Stock                                  IMPAIRED. Each Holder of an Allowed          100%
                                                             Class A21 Interest as of the Effective
                                                             Date will retain its CMI Common Stock.
                                                             Class A21 is Impaired and, accordingly,
                                                             Holders of such Interests will be entitled
                                                             to vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
A22        Stock Options                                     UNIMPAIRED. Each Holder of a Stock           100%
                                                             Option as of the Effective Date will
                                                             retain its Stock Option.  Class A22 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
A23        CMI Common Stock Securities Claims                UNIMPAIRED. All Holders (if any) of          100%
                                                             Allowed Class A23 Claims will receive in
                                                             full satisfaction of any such Allowed
                                                             Class A23 Claims their share of any
                                                             Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A23 Claims (if
                                                             any) are not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to


----------------------------------------------------------------------------------------------------------------------
Class      Description                                       Treatment                                    Estimated
                                                                                                          Recovery
----------------------------------------------------------------------------------------------------------------------

B4         Guarantee Claims                                  UNIMPAIRED. Each Holder (if any) of an       100%
                                                             Allowed Class B4 Claim shall be paid, if,
                                                             as and when any such Claim is allowed by
                                                             Final Order, in Cash in full by CMM or
                                                             Reorganized CMM including Plan Interest
                                                             thereon if, and only to the extent not
                                                             fully treated with respect to such
                                                             Holder's underlying Allowed Claim under
                                                             the Plan treatment for Claims against CMI
                                                             or Holdings, as the case may be.  Class B4
                                                             is Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------------
B5         CMM General Unsecured Claims                      IMPAIRED. Each Holder of an Allowed          100%
                                                             Class B5 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             such Claims, with accrued and unpaid
                                                             pre-petition and post-petition interest
                                                             thereon calculated at the non-default
                                                             contract rate of interest in such Holder's
                                                             documents for those Holders of Allowed
                                                             Class B5 Claims who have a contract, the
                                                             invoice rate (capped at 9-1/8%) for those
                                                             Holders of Allowed Class B5 Claims who have
                                                             an invoice rate, and 6% for all other
                                                             Holders of Allowed Class B5 Claims. Class
                                                             B5 is Impaired and, accordingly, Holders of
                                                             such Claims will be entitled to vote on the
                                                             Plan.
----------------------------------------------------------------------------------------------------------------------
B6         Intercompany Claims                               IMPAIRED. Each Holder of a Class B6          No payment
                                                             Claim will not receive any payment under     shall be
                                                             the Plan on account of such Claim.  Class    made under
                                                             B6 is Impaired and, accordingly, Holders     the Plan
                                                             of such Claims will be entitled to vote on   but the
                                                             the Plan.                                    claim
                                                                                                          amounts
                                                                                                          will
                                                                                                          remain on
                                                                                                          the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
----------------------------------------------------------------------------------------------------------------------
B7         CMI's Interests in CMM                            UNIMPAIRED. The Holder will retain its       100%
                                                             Interest.  Class B7 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
----------------------------------------------------------------------------------------------------------------------


CLAIMS AGAINST AND INTERESTS IN HOLDINGS

B.    Recommendation

      The Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee, all recommend that each Holder of Claims or Interests entitled to vote on the Plan vote to accept the Plan.

      The Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee believe that:

      1. The Plan provides the best possible result for the Holders of Claims and Interests;

      2. With respect to each Impaired Class of Claims and Interests, the distributions under the Plan are the same as or greater than the amounts that would be received if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code; and

      3. Acceptance of the Plan is in the best interests of the Holders of Claims and Interests.

      Prior to deciding whether to vote in favor of the Plan, Holders of Claims and Interests in the solicited Classes should consider carefully all of the information contained in this Disclosure Statement, including the risk factors described in "CERTAIN RISK FACTORS."

C.    Voting Instructions

      The Debtors and the CMI Equity Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6.

      A Ballot to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of Claims and Interests whose Claims and Interests are Impaired by provisions of the Plan and who are entitled to vote on the Plan. Accordingly, this Disclosure Statement (and the exhibits hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6 and may not be relied upon or used for any purpose other than to determine whether or not to vote to accept or reject the Plan.

      Ballots with respect to the Plan will be accepted by the Debtors until 5:00 p.m., Eastern Daylight Savings Time, on _______, 2000 (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan.

      The Debtors have retained Bankruptcy Services LLC as their voting and tabulation agent in connection with the Plan (the "Balloting Agent").


      Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Court has fixed the Voting Record Date (the close of business, Eastern Daylight Savings Time, on ______, 2000) as the time and date for the determination of Holders of record of Interests in Classes A9, A14, A16, A18, A20 and A21 who are entitled to vote on the Plan. If the Holder of record of any solicited Interest is not also the beneficial owner of such Interest, the vote to accept or reject the Plan must be cast by the beneficial owner of such Interest.


      For purposes of voting by Classes A9, A14, A16, A18, A20 and A21 to accept or reject the Plan, the term "Holder" means a beneficial owner of Common Stock, Old Senior Notes, Series B Preferred Stock, Former Series C Preferred Stock, Old Series D Preferred Stock, Series F Dividend Preferred Stock (the "Securities") on the Voting Record Date. A "beneficial owner" is the person who enjoys the benefits of ownership of the securities (i.e., has a pecuniary interest in the securities) even though title of the securities may be in another name. The term "Holder" with respect to other Claims and Interests means the person who holds such Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Only beneficial owners (or their authorized signatories) of the Securities and Holders of Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1,

      NO STATEMENTS OR INFORMATION CONCERNING THE DEBTORS OR REORGANIZED DEBTORS OR ANY OF THE ASSETS OR THE BUSINESS OF THE DEBTORS MAY BE MADE OR SHOULD BE RELIED UPON, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR AS MAY HEREAFTER BE AUTHORIZED BY THE BANKRUPTCY COURT. THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS AND THEIR BUSINESSES IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, THE DISCUSSION OF SECURITIES LAWS, RISK FACTORS, FEDERAL INCOME TAX CONSIDERATIONS AND OTHER TAX-RELATED MATTERS HAVE BEEN PREPARED BY THE DEBTORS. THE CMI EQUITY COMMITTEE HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH STATEMENTS AND INFORMATION AND, AS A RESULT, DOES NOT MAKE OR JOIN IN SUCH STATEMENTS AND INFORMATION.


      The Bankruptcy Court will hold a confirmation hearing at which the Bankruptcy Court will consider objections to confirmation, if any, commencing at __ __.m., Eastern Daylight Savings Time, on ______ __, 2000, United States Bankruptcy Court, District of Maryland, Greenbelt Division (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without notice other than the announcement of an adjourned date at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing and served and filed as described in the Plan and "PLAN OF REORGANIZATION -- Confirmation And Consummation Procedures -- Confirmation Hearing."

      IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON _____ __, 2000). BALLOTS SHOULD BE MAILED TO:


                  CRIIMI MAE Inc. et. al., c/o Bankruptcy Services LLC Ballot Processing
                  P.O. Box 5204
                  FDR Station
                  New York, New York 10150-5204

OR IF DELIVERED BY COURIER OR BY HAND, TO:

                  Bankruptcy Services LLC
                  70 East 55th Street, 6th Floor
                  New York, New York 10022
                  Attn: Alex Houghton

      THE FOREGOING IS A SUMMARY. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO SHOULD BE READ IN THEIR ENTIRETY BY ALL HOLDERS OF CLAIMS AND INTERESTS IN CLASSES A1, A2, A3, A4, A5, A6, A7, A9, A10, A13, A14, A16, A18, A20, A21,
B1, B2, B5, B6, C1, C2, C5 and C6 IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN.

III.  GENERAL INFORMATION

FORWARD-LOOKING STATEMENTS. When used in this Disclosure Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially, including, but not limited to, the risk factors contained under the headings "Certain Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business Plan" and in Exhibits B (Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information) and C (Liquidation Analysis) set forth in this Disclosure Statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

      The information contained in this part III. "GENERAL INFORMATION," is updated, modified and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


      The Debtors have prepared this Disclosure Statement in connection with the solicitation by the Debtors and the CMI Equity Committee of acceptances of the Plan. No statements or information concerning the Debtors or the Reorganized Debtors or their operations, or with respect to the distributions to be made under the Plan, may be made or should be relied upon other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court.

A.    THE DEBTORS AND CHAPTER 11 FILING AND OTHER CHAPTER 11 EVENTS

CHAPTER 11 FILING

      Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

      As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen below the minimum loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

      On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection.

      On October 5, 1998, the Debtors filed for relief under Chapter 11 of the U.S. Bankruptcy Code.

      While in bankruptcy, CRIIMI MAE has streamlined its operations. The Company significantly reduced the number of employees in its origination and underwriting operations in October 1998 and has closed its five regional loan origination offices. See "BUSINESS-Employees."

      Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan. See "BUSINESS - Employee Retention Plan."

      See "GENERAL INFORMATION - Legal Proceedings" for a discussion of bankruptcy related litigation and other matters.

RETENTION OF PROFESSIONALS BY THE DEBTORS

      The Debtors have retained the following professionals to represent and advise them in connection with their Chapter 11 cases:

      Reorganization Counsel:

             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
             Venable, Baetjer and Howard, LLP
             Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

      Corporate Counsel:

             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
             Venable, Baetjer and Howard, LLP

      Restructuring Advisors:

             Wasserstein, Perella & Co.


      Independent Public Accountants:

             Arthur Andersen LLP

Appointment of Official Committees

      To date, three committees have been participating in these cases. The members of the committees and their respective attorneys and advisors, as of the date of the filing of this Disclosure Statement, are set forth below:

      The Unsecured Creditors' Committee:

             Prudential Securities Credit Corporation
             Riggs Bank, NA
             Conseco Capital Management, Inc.
             RER Resources L.P.


      Counsel:


             Arnold & Porter

      Financial Advisors:

             The Blackstone Group

      Accountants:

             PricewaterhouseCoopers LLP

      CMI Equity Committee:

             Charles Koehler
             Michael Wurst
             Elliot Kapstein
             Howard Landis

      On October 7, 1998, the Clerk of the Bankruptcy Court (the "Clerk of the Court") issued a notice (the "Bar Date Notice") setting February 14, 1999, (the "Bar Date"), as the date and time by which proofs of claim of non-governmental units against the Debtors' Chapter 11 estates had to be filed. Governmental units were given until April 3, 1999 (the "Government Unit Bar Date") to file such proofs. The Bar Date Notice required each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit) that asserted a "claim" (as such term is defined in Section 101(5) of the Bankruptcy Code) against any or all of the Debtors which claim arose on or prior to the Petition Date to file an original written proof of claim so as to be received on or before the Bar Date or the Government Unit Bar Date, as applicable, in each case at 5:00 p.m. by the Clerk of the Court. The Bar Date Notice further provided that if a claim is listed on the schedule of claims filed by the Debtors with the Bankruptcy Court and is not listed as disputed, contingent or unliquidated, the claim will be allowed only in the amount scheduled unless the claimant files a proof of claim by the Bar Date or the Government Unit Bar Date, as applicable, and that if a claim is not listed on the schedule of claims filed by the Debtors with the Bankruptcy Court or if a claim is listed as disputed, contingent or unliquidated, the claimant must file a proof of claim with the Bankruptcy Court by the Bar Date or the Government Unit Bar Date, as applicable, or the claimant may not be able to recover on its claim against the Debtors' Chapter 11 estates.

      Over 850 claims with a face amount of nearly $2.5 billion have been filed in these cases, including approximately $355 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditors in each of the three cases. The Debtors scheduled liabilities of approximately $1.18 billion. The Debtors have devoted substantial effort to reducing the total amount of allowed claims. In connection with an extensive claims analysis they have: (a) established a detailed database; (b) prepared objections to claims; and (c) undertaken extensive negotiations with creditors regarding reduction or withdrawal of claims.

      These efforts have resulted in the disallowance, withdrawal, agreement to withdraw or other resolution of approximately $1.25 billion in claims to date. This process has led to the resolution of almost all employee, real and personal property lease rejection, broker and borrower claims. Except as set forth below, CMI anticipates only a few remaining claims disputes in these areas.

      Three large disputed claims remain unresolved: (a) the claim of Andrew N. Friedman on behalf of a class of shareholders in the amount of $100 million ("Claim Number 330"); (2) the claim of the Capital Corporation of America, LLC for approximately $18 million (the "CCA Claim"); and (3) the claim of GP Properties Group, Inc., for approximately $882,000 (the "GP Properties Claim"). The Debtors believe they have substantial defenses to each of the disputed claims and that the ultimate allowed amount of these claims, if any, will be insignificant, although there can be no assurance of the outcome.


      Claim Number 330 relates to shareholder litigation against CMI's officers and directors. On March 20, 2000 CMI moved to withdraw reference of the litigation relating to Claim Number 330 to the United States District Court for the District of Maryland and on March 30, 2000 CMI filed an objection to Claim Number 330. On April 27, 2000 the District Court withdrew the reference of the contested matter relating to Claim Number 330. The shareholder litigation was dismissed on March 30, 2000 by the District Court. See "GENERAL INFORMATION - Legal Proceedings - Shareholder "Litigation" for background information related to the shareholder litigation. The dismissal of the shareholder litigation was appealed by the plaintiffs on May 1, 2000.


      The CCA Claim relates to an August 14, 1998 letter of intent between CMI and CCA for the purchase of subordinated CMBS. The letter of intent included financing and due diligence contingencies. CMI's position is that neither of these contingencies was fulfilled. After preliminary due diligence, CMI expressed concern regarding the quality of the mortgage loans underlying the CMBS. CMI's further due diligence confirmed this preliminary view, and CMI exercised its right not to go forward with the purchase because of its due diligence concerns. CCA refused to withdraw its claim, and on August 31, 1999, CMI filed an objection to the CCA Claim. The CCA Claim was filed for an amount in excess of $17 million on February 11, 1999. On October 9, 1999, CCA responded to the objection. By letter dated January 7, 2000, CCA indicated that the amount of its claim was $18.8 million. The matter is now pending before the Bankruptcy Court. On March 27, 2000, CCA filed a motion with the Bankruptcy Court revising the amount of its claim to $18.2 million. Litigation is continuing with respect to the CCA claims and CMI's objection thereto.

      The GP Properties Claim relates to CMI's loan origination program. In August and September 1998, CMI and GP Properties were involved in the preliminary loan application process. These preliminary steps did not give rise to a loan commitment. On October 7, 1998, GP Properties advised CMI that it closed on alternative lending. GP Properties refused CMI's request that it withdraw its claim, and on October 26, 1999, CMI objected to the GP Properties Claim. GP Properties did not respond to the objection on or prior to the objection deadline. The Court has not taken final action on allowance of the GP Properties Claim.

      The Debtors have been asked by the Unsecured Creditors' Committee to make reference to the Objection filed by the Unsecured Creditors' Committee to the $10 million proof of claim filed by the CMM Creditors' Committee against CMI. The CMM Creditors' Committee is vigorously defending the objection. The Debtors believe that if the Plan is confirmed including the treatment of the CMM creditors in Class B5 as provided therein, the claim filed by the CMM Creditors' Committee and the objection thereto filed by the Unsecured Creditors' Committee will thereby be resolved.

      The Debtors estimate the principal amount of allowed unsecured claims will be approximately $195 million and allowed secured claims will be approximately $760 million, subject to agreed sales of certain collateral.

APPOINTMENT OF SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF CMI

      In May 1999, a Special Reorganization Committee of the Board of Directors of CMI (the "Committee") was established to evaluate proposals received from major financial institutions for private equity investments that would be part of a plan of reorganization. The Committee, composed of the Company's four outside directors, was also assigned the responsibility of overseeing the ongoing development of the entire plan of reorganization under which the Company could emerge from Chapter 11. Robert E. Woods was appointed Lead Director of the Committee. Mr. Woods is Managing Director and head of loan syndications for the Americas at Societe Generale. Prior to that, he was Managing Director and head of the Real Estate Capital Markets and Mortgage-Backed Securities Division of Citicorp.

PAYMENT OF NON-CASH DIVIDEND TO COMMON SHAREHOLDERS


      On September 14, 1999, the Company declared a dividend to common shareholders of approximately 1.61 million shares of a new series of junior preferred stock (the "junior preferred stock" or "Series F Preferred Stock") with a face value of $10 per share. The Company paid the junior preferred stock dividend on November 5, 1999. Dividends are payable, in cash, when and if declared at a rate of 12% per annum, with the first dividend payable no earlier than the end of the calendar quarter in which the Plan becomes effective, and thereafter not more than quarterly, as determined by the Board of Directors of CMI (the "Board of Directors" or "Board"). See "PLAN OF REORGANIZATION" and Exhibit C (Series F Preferred Stock Articles) to Exhibit E to this Disclosure Statement regarding amended dividend treatment contemplated by the Plan. See "BUSINESS - Effect of Chapter 11 Filing on REIT Status and Other Tax Matters - The Company's 1998 Taxable Income."

EXCHANGE OF SERIES D PREFERRED STOCK FOR SERIES E PREFERRED STOCK

      Prior to July 31, 2000, it is anticipated that 100,000 shares of Series D Preferred Stock (representing all outstanding shares of Series D Preferred Stock) will be exchanged for 100,000 shares of Series of Series E Preferred Stock. The principal purpose of such exchange will be to effect an extension of the July 31, 2000 mandatory conversion date, upon which the Series D Preferred Stock will convert into common stock. The relative rights and preferences of the Series E Preferred Stock differ from those of the Series D Preferred Stock in certain material respects relating primarily to dividend and conversion matters. See Exhibit B (Series E Preferred Stock Articles) to Exhibit E to this Disclosure Statement.

EMPLOYMENT AGREEMENT EXTENSIONS

      The Company's employment agreements with Messrs, Dockser and Willoughby expired on June 30, 2000, Subject to Bankruptcy Court approval, the Company has approved the extension of such employment agreements until the earlier of the Effective Date of the Plan of Fegruary 1, 2001, with such extensions to be effective as of June 29, 2000. A motion seeking Bankruptcy Court approval of the foregoing was filed with the Court on July 11, 2000.



B.    BUSINESS



The information contained in this Section B of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


GENERAL

      CRIIMI MAE is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries for relief under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"), (ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and (iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

      Since filing for Chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer for its own as well as third party securitized mortgage loan pools.

      In addition to the two operating subsidiaries which filed for Chapter 11 protection with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3 to Notes to Consolidated Financial Statements. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

      The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity or in any way affiliated with the United States government or any United States government agency. The Company's principal executive offices are located at 11200 Rockville Pike, Rockville, Maryland 20852 and its telephone number is
(301) 816-2300.

EFFECT OF CHAPTER 11 FILING ON REIT STATUS AND OTHER TAX MATTERS

      REIT STATUS. CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its Chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years.

      THE COMPANY'S 1999 TAXABLE INCOME. As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation".

      In December 1996, the Company completed its first resecuritization of Subordinated CMBS ("CBO-1") with a combined face value of approximately $449 million involving 35 individual securities collateralized by 12 mortgage securitization pools. The Company sold, in a private placement, securities with a face amount of $142 million and retained securities with a face amount of approximately $307 million. Through CBO-1, the Company refinanced approximately $142 million of short-term, variable-rate, secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-1 generated excess borrowing capacity of approximately $22 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral.

      In May 1998, the Company completed its second resecuritization of Subordinated CMBS ("CBO-2") with a combined face value of approximately $1.8 billion involving 75 individual securities collateralized by 19 mortgage securitization pools and three of the retained securities from CBO-1. In CBO-2, the Company initially sold in a private placement securities with a face amount of $468 million and retained securities with a face amount of approximately $1.3 billion. Through CBO-2, the Company refinanced approximately $468 million of short-term, variable-rate secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-2 generated net excess borrowing capacity of approximately $160 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral. See "GENERAL INFORMATION - Legal Proceedings" regarding the sale of additional CBO-2 CMBS.

      As of December 31, 1999, the Company's total debt was approximately $2.0 billion, of which approximately 53% was fixed-rate, match-funded debt and approximately 47% was short-term, variable-rate or fixed-rate debt that recourse to the Company and not match-funded. For the year ended December 31, 1999, the Company's weighted average cost of borrowing (including amortization of discounts and deferred financing fees of approximately $8.7 million) was approximately 7.64%. See "BUSINESS - Subordinated CMBS Acquisitions," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 5, 9 and 10 to Notes to Consolidated Financial Statements for further information regarding the Company's resecuritizations, short-term, variable-rate secured financings, and interest rate caps.


LOAN ORIGINATIONS AND SECURITIZATIONS

      Prior to the Petition Date, the Company originated mortgage loans principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization. The Company viewed a securitization as a means of extracting the maximum value from the mortgage loans originated. A portion of the mortgage loans originated was financed through the creation and sale of investment-grade CMBS to third parties in connection with the securitization. The Company received net cash flow on the CMBS not sold to third parties after payment of amounts due to secured creditors who had provided acquisition financing. Additionally, the Company received origination and servicing fees related to the mortgage loan conduit programs.


      A majority of the mortgage loans originated under the Company's loan conduit programs were "No Lock" mortgage loans. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (that is, provisions which prohibit the prepayment of a loan for a specified period after the loan is originated or impose costly yield maintenance provisions), the Company's No Lock loans allowed borrowers the ability to prepay loans at any time by paying a prepayment penalty.


      Prior to the Petition Date, the Company had originated over $900 million in aggregate principal amount of loans. In June 1998, the Company securitized approximately $496 million of the commercial mortgage loans acquired through a mortgage loan conduit program with Citicorp Real Estate, Inc. ("Citibank"), and through CRIIMI MAE CMBS Corp., issued Commercial Mortgage Loan Trust Certificates, Series 1998-1 ("CMO-IV"). A majority of these mortgage loans were "No Lock" loans. In CMO-IV, CRIIMI MAE initially sold $397 million face amount of fixed-rate, investment-grade CMBS. The Company originally intended to sell all of the investment grade tranches of CMO-IV; however, the two investment grade tranches were not sold until 1999. CRIIMI MAE has call rights on each of the issued securities and therefore has not surrendered control of the bonds, thus requiring the transaction to be accounted for as a financing of the mortgage loans collateralizing the investment-grade CMBS sold in the securitization. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION."

petition employee obligations in the nature of wages, salaries and other compensation and to continue to honor and pay all employee benefit plans and policies.

      In addition, to ensure the Company's continued retention of its executives and other employees and to provide meaningful incentives for these employees to work toward the Company's financial recovery and reorganization, the Company's management and Board of Directors developed a comprehensive and integrated program to retain its executives and other employees throughout the reorganization. On December 18, 1998, the Company obtained Bankruptcy Court approval to adopt and implement an employee retention program (the "Employee Retention Plan") with respect to all employees of the Company other than certain key executives. On February 28, 1999, the Company received Bankruptcy Court approval authorizing it to extend the Employee Retention Plan to the key executives initially excluded, including modifying existing employment agreements and entering into new employment agreements with such key executives. The Employee Retention Plan permitted the Company to approve ordinary course employee salary increases beginning in March 1999, subject to certain limitations, and to grant options to its employees after the Petition Date, up to certain limits. The Employee Retention Plan also provides for retention payments aggregating up to approximately $3.5 million, including payments to certain executives. Retention payments are payable semiannually over a two-year period. The first retention payment of approximately $909,000 vested on April 5, 1999, and was paid on April 15, 1999. The second retention payment of approximately $865,000 vested on October 5, 1999 and was paid on October 15, 1999. The third retention payment of approximately $653,000 vested on April 5, 2000, and was paid on April 14, 2000. The entire unpaid portion of the retention payments will become due and payable (i) upon the effective date of a plan of reorganization of the Company and, with respect to certain key executives, court approval or (ii) upon termination without cause. William B. Dockser, Chairman of the Board of Directors, and H. William Willoughby, President, are not currently entitled to receive any retention payments. Subject to the terms of their respective employment agreements, certain key executives will be entitled to severance benefits if they resign or their employment is terminated following a change of control. The other employees will be entitled to severance benefits if they are terminated without cause subsequent to a change of control of the Company and CMM. In addition, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control. For a discussion of the Employee Retention Plan as it relates to named key executives of the Company, see "MANAGEMENT - Employment Agreements."

C.    THE PORTFOLIO


      The information contained in this Section C of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


      CMBS

      FAIR VALUE. As of December 31, 1999, the Company owned, for purposes of generally accepted accounting principles ("GAAP"), CMBS rated from A to CCC and unrated with a total fair value amount of approximately $1.2 billion (representing approximately 51% of the Company's total consolidated assets) and an aggregate amortized cost of approximately $1.4 billion.

                                       Weighted                                   Range of Discount   Amortized        Amortized
                     Face Amount        Average     Weighted      Fair Value        Rates Used to    Cost as of       Cost as of
                   as of 12/31/99    Pass-Through   Average     as of 12/31/99     Calculate Fair     12/31/99         12/31/98
Security Rating     (in millions)        Rate       Life (1)   (in millions) (2)      Value (2)     (in millions)    (in millions)
----------------    ------------     -----------    ---------  -----------------   ---------------  -------------     -----------
A (3)                  $   62.6            7.0%       6 years        $   54.5                9.8%     $   57.4          $   57.0

BBB (3)                   150.6            7.0%      12 years           116.1               10.5%        127.7             126.9

BBB-(3)                   115.2            7.0%      12 years            82.6               11.4%         93.5              92.8

BB+                       394.6            7.0%      13 years           255.3         11.4%-13.2%        305.5             317.9

BB                        279.0            6.9%      14 years           192.8         11.8%-13.9%        206.1             259.1

BB-                        89.1            6.8%      14 years            51.2         13.2%-14.9%         58.6              72.6

B+                        128.7            6.7%      16 years            63.7         14.5%-15.9%         82.1              93.0

Services Inc., and (d) CRIIMI MAE's interest in CMSLP. See Note 3 to Notes to Consolidated Financial Statements.

PROPERTIES

      CRIIMI MAE leases its corporate offices at 11200 Rockville Pike, Rockville, Maryland. As of March 24, 2000, these offices occupy approximately 68,500 square feet.

D.    LEGAL PROCEEDINGS


      The information contained in this Section D of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


BANKRUPTCY PROCEEDINGS

      On the Petition Date, the Debtors each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. These cases are being jointly administered for procedural purposes. None of the cases has been substantively consolidated. Under the Bankruptcy Code, the Debtors are authorized to manage their respective affairs and operate their businesses as debtors-in-possession while they attempt to confirm and consummate a plan of reorganization that will restructure their financial affairs and allow them to emerge from bankruptcy. As a debtor-in-possession under the Bankruptcy Code, no Debtor may engage in any transaction outside the ordinary course of business without the approval of the Bankruptcy Court. The following discussion describes certain aspects of the Chapter 11 cases of the Debtors (the "Chapter 11 Cases"), but it is not intended to be a complete summary.

      Pursuant to the Bankruptcy Code, the commencement of the Chapter 11 Cases created an automatic stay, applicable generally to creditors and other parties in interest, but subject to certain limited exceptions, of: (i) the commencement or continuation of judicial, administrative or other actions or proceedings against the Debtors that were or could have been commenced prior to the commencement of the Chapter 11 Cases; (ii) the enforcement against the Debtors or their property of any judgments obtained prior to the commencement of the Chapter 11 Cases; (iii) the taking of any action to obtain possession of property of the Debtors or to exercise control over such property; (iv) the creation, perfection or enforcement of any lien against the property of the bankruptcy estates of the Debtors; (v) any act to create, perfect or enforce against the property of the Debtors any lien that secures a claim that arose prior to the commencement of the Chapter 11 Cases; (vi) the taking of any action to collect, assess or recover claims against the Debtors that arose before the commencement of the Chapter 11 Cases; (vii) the set-off of any debt owing to the Debtors that arose prior to the commencement of the Chapter 11 Cases against any claim against the Debtors; or (viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Debtors. Any entity may apply to the Bankruptcy Court, upon appropriate showing of cause, for relief from the automatic stay.


      As noted above, the Debtors are authorized to manage their respective properties and operate their respective businesses pursuant to the Bankruptcy Code. During the course of the Chapter 11 Cases, the Debtors will be subject to the jurisdiction and supervision of the Bankruptcy Court. The United States Trustee has appointed (i) the Unsecured Creditors' Committee, (ii) the CMM Creditors' Committee and (iii) the CMI Equity Committee (collectively, the "Committees"). The Committees are expected to participate in the formulation of the plans of reorganization for the respective Debtors. The Debtors are required to pay certain expenses of the Committees, including professional fees, to the extent allowed by the Bankruptcy Court.


      Under the Bankruptcy Code, for 120 days following the Petition Date, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during this exclusivity period, no other party may file a plan of reorganization until 180 days following the Petition Date, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the exclusivity period or such additional exclusivity period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor or an equity security holder may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.

      The Debtors' initial exclusivity period to file a plan of reorganization ended on February 2, 1999. The Bankruptcy Court extended this period through August 2, 1999 and again through September 10, 1999. The Debtors sought a third extension of exclusivity through November 10, 1999 and on September 20, 1999, the Bankruptcy Court entered an order (i) extending the Debtors' right to file a plan of reorganization through October 16, 1999, (ii) providing the Unsecured Creditors' Committee and the CMI Equity Committee the right to jointly file a plan of reorganization through October 16, 1999 and (iii) providing that any party in interest may file a plan of reorganization after October 16, 1999. The Debtors filed (i) a Joint Plan of Reorganization on September 22, 1999, (ii) an Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999, (iii) a Second Amended Joint Plan of Reorganization and proposed Amended Joint Disclosure Statement on March 31, 2000, and (iv) a Third Amended Joint Plan of Reorganization and proposed Amended Joint Disclosure Statement with respect thereto on April 25, 2000. As noted above, the Debtors' Third Amended Joint Plan of Reorganization is fully supported by the CMI Equity Committee, which is a co-proponent of the Plan.

      On December 20, 1999, the Unsecured Creditors' Committee filed its own plan of reorganization and proposed disclosure statement with the Bankruptcy Court. On January 11, 2000 and February 11, 2000, the Unsecured Creditors' Committee filed its first and second amended plan of reorganization, respectively, with the Bankruptcy Court and its amended proposed disclosure statements with respect thereto. However, as a result of the successful negotiations of the treatment of the unsecured creditors of CMI in Classes A9 and A10 as set forth in Exhibit 2 to the Plan, the Unsecured Creditors' Committee is now supporting confirmation of the Debtors' Plan and has asked the Bankruptcy Court to defer consideration of its plan pending approval of the Debtors' Plan and the completion of mutually acceptable final documentation. Accordingly, the Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee are together presenting the Debtors' Plan for approval by all Holders of Claims and Interests in Impaired Classes.


      Following approval of the Disclosure Statement by the Bankruptcy Court the Debtors' Plan, accompanied by the Disclosure Statement, has been sent to members of all classes of impaired creditors and equity security holders for acceptance or rejection. After receiving the votes of impaired classes of creditors and equity security holders, the Bankruptcy Court, will hold a hearing, at which it will consider whether to confirm the Plan before it. To confirm a plan, the Bankruptcy Court is required to find among other things: (i) with respect to each class of impaired creditors and equity security holders, that each holder of a claim or interest of such class either (A) will, pursuant to the plan, receive or retain property of a value as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Debtors or (B) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or is not impaired under the plan, and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor unless such liquidation or reorganization is proposed in the plan. The Bankruptcy Court has set _____________, 2000 as the date for a confirmation hearing on the Debtors' Plan.


      If any impaired class of creditors or equity security holders does not accept a plan, the proponent of the plan may invoke the so-called "cramdown" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met. These requirements include: (i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate" and "fair and equitable" have narrow and specific meanings and their use herein is qualified in its entirety by reference to the Bankruptcy Code.

BANKRUPTCY RELATED LITIGATION

      On December 20, 1999, the Plaintiffs sent a notice of the Consolidated Amended Complaint to certain institutional investors of their right to move the Court to serve as lead plaintiffs of the class within sixty (60) days of the notice. On March 9, 2000, the Plaintiffs filed a motion to approve the nomination of three (3) plaintiffs and one (1) law firm to serve as lead counsel.

      On March 23, 2000, the Defendants filed a Response to the Plaintiffs' Motion to Approve the Nomination of Lead Plaintiffs and Lead Counsel. Although the Defendants did not oppose the Plaintiffs' Motion, the Defendants expressly reserved their rights under Rule 23 of the Federal Rules of Civil Procedure to challenge, among other things, whether the action could be maintained as a class action.


      On March 30, 2000, the Court granted the Defendants' Motion to Dismiss the Consolidated and Amended Complaint and as a result entered an Order and Memorandum Opinion dismissing the Consolidated and Amended Complaint (the "Dismissal Order"). The Court concluded that the Plaintiffs failed to state a claim for relief under Section 10(b) of the Exchange Act. The Court concluded that because the Plaintiffs failed to state a claim for a "primary violation" of
Section 10(b) of the Exchange Act, they likewise failed to state a claim against the individual Defendants as controlling persons under Section 20(a) of the Exchange Act. This dismissal may or may not dispose of other pending shareholder lawsuits and/or claims in bankruptcy which may affect the Company, as more fully described elsewhere in this Disclosure Statement. See "GENERAL INFORMATION -- The Debtors and Chapter 11 Filing and Other Chapter 11 Events -- Deadline to File Proofs of Claim."


EDGE PARTNERS SETTLEMENT

      In February 1996, Edge Partners, L.P. ("Edge Partners"), on behalf of CRIIMI MAE, filed a First Amended Class and Derivative Complaint (the "Derivative Complaint") in the District Court. The Derivative Complaint named as defendants each of the individuals who served on the Board of Directors at the time of the Merger and CRIIMI MAE as a nominal defendant. The Company was subject to indemnity obligations to the directors under provisions of its constituent documents. In addition, the Company had directors and officers liability insurance policies with a combined coverage limit of $5 million.

      Count I of the Derivative Complaint alleged violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and alleged derivatively on behalf of CRIIMI MAE a breach of fiduciary duty owed to CRIIMI MAE and its shareholders. Edge Partners sought, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the shareholder vote in connection with the Merger be null and void and that certain salaries and other remuneration paid to the directors be returned to the Company.

      On June 16, 1998, the District Court approved a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company agreed to make certain disclosures relating to alleged conflicts between two directors and the Company in connection with the Merger transaction and adopted a non-binding policy relating generally to the approval of certain interested transactions. Among other things, the non-binding policy adopted by the Board of Directors imposes certain conditions on the Board's approval of transactions between the Company and any director, officer or employee who owns greater than 1% of the outstanding common shares of the Company. Such conditions generally include: (1) approval by written resolution of any transaction involving an amount in excess of $5 million in any year adopted by a majority of the members of the Board having no personal stake in the transaction; and (2) in the case of any such transaction in excess of $15 million in any year, consideration by the Board as to the formation of a special committee of the Board, to be comprised of at least two directors having no personal stake in such transaction.

OTHER LITIGATION

      The Company is aware that an alleged shareholder, on behalf of himself and all others similarly situated, who purchased common stock in a registered common stock offering made by the Company in January 1998, filed a class action lawsuit against Prudential Securities Incorporated ("Prudential") and the Company's independent public accountants (the "Recupito Complaint") in the United States District Court for the District of Maryland. Neither the Company nor any officer or director of the Company was named as a defendant in this lawsuit.

      The Recupito Complaint alleges generally that the registration statement dated October 21, 1997, including a prospectus dated January 20, 1998 and supplemented on January 23, 1998, contained materially false and misleading statements about the Company and its condition.

      The Company may be subject to potential exposure to Prudential under contractual provisions and to both defendants under applicable law. Prudential may assert that it is entitled to indemnification from the Company based upon an indemnification provision contained in the underwriting agreement entered into with the Company in connection with the common stock offering. Certain courts have held and it is the position of the SEC that indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") is against public policy and unenforceable.

      The Company cannot predict with any certainty the ultimate outcome of such litigation or its potential exposure to one or both of the defendants.

CLAIMS

      Over 850 claims with a face amount of nearly $2.5 billion have been filed in these Chapter 11 cases, including approximately $355 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditor in each of the three cases. This amount is far in excess of the approximately $1.18 billion in liabilities identified by the Debtors in their schedules, which were filed with the Bankruptcy Court on November 20, 1998. The Debtors have undertaken extensive efforts to cleanse the claims pool. In addition to analyzing the claims, the Debtors have opened discussions with various creditors regarding the withdrawal of certain claims and in some cases, have objected to claims. The Debtors' efforts have resulted in the reduction of approximately $1.25 billion from the claims pool, by means of objections, negotiated settlements and withdrawal of claims. See "GENERAL INFORMATION" - The Debtors and Chapter 11 Filing and Other Chapter 11 Events - Deadline to File Proofs of Claim" for further discussion of claims filed.

E.    SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The information contained in this Section E of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


TAX BASIS                                         For the years ended
ACCOUNTING                                            December 31,
                                                    1999         1998         1997         1996         1995
                                                 ---------    ---------    ---------    ---------    ---------
                                                 (in thousands, except per share amounts)
Interest income:
 Subordinated CMBS                               $ 210,332    $ 184,947    $  86,166    $  43,632    $  11,846
 Insured mortgage securities                        33,405       43,063       49,342       54,827       62,020
 Originated loans                                   34,713       20,588           --           --           --
                                                 ---------    ---------    ---------    ---------    ---------

 Total interest income                             278,450      248,598      135,508       98,459       73,866

Interest and related expense                       186,766      161,860       79,574       64,503       52,231
                                                 ---------    ---------    ---------    ---------    ---------

Net interest margin                                 91,684       86,738       55,934       33,956       21,635

Equity in earnings from investments                  1,577        8,031        4,104        4,293        3,100
Other income                                         3,024        4,238        2,152        2,117        1,838
Capital gains                                        3,276        1,746        7,815        9,618        5,442
Other operating expenses                           (12,117)     (14,445)      (9,464)      (7,451)      (6,727)

derived from, and are qualified by, reference to CRIIMI MAE's consolidated financial statements, which have been included elsewhere in this Disclosure Statement. The selected consolidated statement of income data for the years ended December 31, 1996 and 1995, and the selected consolidated balance sheet data as of December 31, 1997, 1996 and 1995, were derived from audited financial statements not included as part of this Disclosure Statement. This data should be read in conjunction with the consolidated financial statements and the notes thereto.

F. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The information contained in this Section F of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.

      During the transition from 1999 to 2000, the Company did not experience any significant problems or errors in its information technology ("IT") systems or date-sensitive embedded technology that controls certain systems. Based on operations since January 1, 2000, the Company does not expect any significant impact to its business, operations, or financial condition as a result of the Year 2000 issue. However, it is possible that the full impact of the date change has not been fully recognized. The Company is not aware of any significant Year 2000 problems affecting third parties with which the Company interfaces directly or indirectly.

G.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


      The information contained in this Section G of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


      The Company's principal market risk is exposure to changes in interest rates related to the US Treasury market as well as the LIBOR market. The Company will have an increase in the amount of interest expense paid on its variable rate obligations primarily due to increases in One-Month LIBOR. The Company will also experience fluctuations in the market value of its assets related to changes in the interest rates of US Treasury bonds as well as increases in the spread between US Treasury bonds and CMBS.

      CRIIMI MAE has entered into interest rate protection agreements to mitigate the adverse effects of rising interest rates on the amount of interest expense payable under its variable-rate borrowings. The caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index (typically One-Month LIBOR), increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. The term of the cap as well as the stated interest rate of the cap, which in all cases is currently above the current rate of the index, will limit the amount of protection that the caps offer.

      Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral at all times with a market value not less than a specified percentage of the outstanding indebtedness. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this threshold amount. These financing arrangements were used by CRIIMI MAE to provide financing during the period of time from the acquisition or creation of the Subordinated CMBS to the date when CRIIMI MAE would resecuritize the portfolio in order to match-fund a significant portion of the portfolio with fixed rate debt, thereby eliminating interest rate risk on that portion of the CMBS. These transactions also increased the borrowing capacity of the Company which was used to acquire Subordinated CMBS.

      The table below provides information about the Company's Subordinated CMBS, Insured Mortgage Securities, and Investment in Originated Loans. The Company holds these assets in its portfolio for other than trading purposes. For Subordinated CMBS, insured mortgage securities, and investment in originated loans, the table presents anticipated principal and interest cash flows based upon the assumptions used in determining the fair value of these securities and the related weighted average interest rates by expected maturity. The assumptions used to price these securities include an estimate for prepayments which was 0% for the Subordinated CMBS, and ranged from 0% to 14% for the investment in originated loans.

SERIES B AND D PREFERRED STOCK DIRECTORSHIPS

      On April 1, 2000, the Company's Board of Directors was automatically increased from six to ten directors pursuant to the terms of the respective Articles Supplementary to the Articles of Incorporation for CRIIMI MAE's Series B Preferred Stock and Series D Preferred Stock. The Articles Supplementary for each of Series B and D Preferred Stock provide that during any period in which dividends are cumulatively in arrears for six or more quarterly dividend payments, then the number of directors constituting the Board shall automatically be increased by two. As discussed above, during the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without prior Bankruptcy Court approval. The Company has not paid any cash dividends on either the Series B or D Preferred Stock since September 30, 1998. Thus, the holders of each of the Series B and D Preferred Stock have the right to elect two directors to the Company's Board (the "Election Right") at the next annual meeting of stockholders or at a special meeting of stockholders held for such purpose (and called in accordance with the applicable Articles Supplementary).


      Pursuant to the terms of the Plan, the holder of the Series D Preferred Stock, if not previously exchanged, will receive on the Effective Date in exchange for its shares of Series D Preferred Stock an identical number of shares of Series E Preferred Stock, issued effective as of the Effective Date. On the date of the exchange, the Election Right shall be extinguished since the former holder of the Series D Preferred Stock will not own any shares of Series D Preferred Stock. Furthermore, the Plan provides that all accrued and past due dividends on Series D Preferred Stock will be paid on the Effective Date, at the election of the Company, in common stock or cash, thereby curing the default and eliminating the Election Right.


      The Plan further provides that if the requisite number of holders of the Series B Preferred Stock accept the Plan, the Articles Supplementary relating to the Series B Preferred Stock will be amended to permit the payment of dividends on Series B Preferred Stock, including accrued and unpaid dividends, in common stock or cash, at the election of the Company. The payment of the accrued and unpaid dividends by the Company on or after the Effective Date would cure the default and eliminate the Election Right.

EXCHANGE OF SERIES C PREFERRED STOCK FOR SERIES E PREFERRED STOCK

      On February 22, 2000, CRIIMI MAE and the holder of its Series C Preferred Stock entered into a Preferred Stock Exchange Agreement pursuant to which 103,000 shares of Series C Preferred Stock were exchanged for 103,000 shares of a new series of preferred stock designated as Series E Preferred Stock. The principal purpose of such exchange was to effect an extension of the mandatory conversion date, upon which the Series C Preferred Stock would have converted into common stock. Pursuant to the Preferred Stock Exchange Agreement, the Company has amended its Plan to provide for a new mandatory conversion date and certain additional terms and conditions with respect to the Series E Preferred Stock. The additional terms principally address dividend and additional conversion matters.

I.    MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF CRIIMI MAE

      The following table sets forth information concerning the executive officers and directors of the Company as of March 15, 2000.

                  Name                        Age                   Position
                  ----                        ---                   --------
William B. Dockser (1)......................   63      Chairman of the Board and Director
H. William Willoughby (1)...................   53      President, Secretary and Director
Cynthia O. Azzara...........................   40      Senior Vice President, Chief Financial Officer
                                                          and Treasurer
David B. Iannarone..........................   39      Senior Vice President and General Counsel
Brian L. Hanson.............................   38      Senior Vice President/Servicing
Garrett G. Carlson, Sr. (2)(3)(4)...........   62      Director
G. Richard Dunnells (2)(3)(4)...............   62      Director
Robert J. Merrick (2)(3)(4).................   55      Director
Robert E. Woods (2)(3)(4)...................   52      Director


                                      -65-

auditors; and (5) consult with the independent auditors and management with regard to the adequacy of internal controls.

      COMPENSATION AND STOCK OPTION COMMITTEE. The Board of Directors has a Compensation and Stock Option Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an Unaffiliated Director. The Compensation and Stock Option Committee was formed to establish, review and modify the compensation (including salaries and bonuses) of the Company's executive officers, to administer the Employee Stock Option Plan and to perform such other duties as may be delegated to it by the Board of Directors.

      TRANSACTIONAL COMMITTEE. The Board of Directors has a Transactional Committee currently comprised of Messrs. Dockser and Willoughby. The Transactional Committee was formed to review and approve certain debt and equity financings, and securitizations and resecuritizations of assets, with certain of the foregoing subject to specific limitations.


      SPECIAL REORGANIZATION COMMITTEE. The Board of Directors has a Special Reorganization Committee comprised of Messrs. Carlson, Dunnells, Merrick and Woods established in connection with the Company's Chapter 11 proceeding. See "GENERAL INFORMATION" - The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.


EXECUTIVE COMPENSATION

      The following table sets forth certain information concerning compensation earned during the last three years by the Chairman of the Board of Directors and each of the other four most highly compensated executive officers of the Company whose income exceeded $100,000 during the year ended December 31, 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation         Long Term Compensation
                                                 -------------------------     -------------------------

                                                                               Restricted     Securities
                                                                                 Stock        Underlying         All Other
                                       Year      Salary ($)      Bonus ($)       Awards       Options (#)     Compensation ($)
                                       ----      ----------      ---------     ----------     -----------     ----------------
William B. Dockser                     1999       $318,354       $     --       $     --        125,000          $     --
   Chairman of the Board               1998        285,600         59,000             --        225,000           334,916(1)
                                       1997        230,000        215,000             --        150,000           467,424(1)

H. William Willoughby                  1999       $318,354       $     --       $     --        125,000          $     --
   President and Secretary             1998        285,600         59,000             --        225,000           334,916(1)
                                       1997        230,000        215,000             --        150,000           467,424(1)

Cynthia O. Azzara                      1999       $242,812       $ 49,500       $     --         40,000          $247,500(2)
   Senior Vice President,              1998        185,150         45,000             --         20,000                --
   Chief Financial Officer             1997        147,500         77,500             --         25,000                --
   and Treasurer

David B. Iannarone                     1999       $242,812       $ 49,500       $     --         50,000          $247,500(2)
   Senior Vice President               1998        163,882         45,000             --         15,000                --
   and General Counsel                 1997        114,167         50,000             --         15,000                --

Brian L. Hanson (3)                    1999       $188,854       $ 38,500       $     --         25,000          $192,500
   Senior Vice President               1998        147,235         40,000             --         15,000                --
                                       1997        106,433         50,000             --         15,000                --

*Less than 1%.




(1) Includes 3,471 common shares owned by C.R.I, Inc. of which Messrs. Dockser and Willoughby are the sole shareholders.
(2) Includes 1,409,525 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 131,592 common shares held by Mr. Dockser's wife, 156,817 common shares held by the William B. Dockser '59 Charitable Lead Annuity Trust (for which Mr. Dockser has sole voting power) and 250,907 common shares held by the Dockser Family Foundation (for which Mr. Dockser has sole voting power).
(3) Includes 1,601,170 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 43,100 common shares held by Mr. Willoughby's wife, 34,384 common shares held by Mr. Willoughby's parents, 10,000 common shares held by Mr. Willoughby's son and 4,095 common shares held by Mr. Willoughby's daughter.
(4) Includes 2,910 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 1,000 common shares held by Mr. Carlson's wife and 14,500 common shares held by a partnership for which Mr. Carlson is the sole general partner.
(5) Includes 2,910 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(6) Includes 1,746 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(7) Includes 1,164 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(8) Includes 79,635 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(9) Includes 37,595 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(10) Includes 34,929 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(11) Based on a Schedule 13G filed by Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors L.L.C., such entities collectively hold 6,009,000 common shares, for which they hold sole voting and investment power.
(12) Includes 3,171,584 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company maintains its headquarters office in Rockville, Maryland. Pursuant to an administrative services agreement with CRI which was entered into in connection with the Merger (the "CRI Administrative Services Agreement"), CRI is obligated to provide the Company and its subsidiaries with certain administrative office, facility and other services, at cost, with respect to certain aspects of the Company's business. The Company intends to use the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by the Company or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days' notice at any time by the Company. The Company and its subsidiaries paid charges under the CRI Administrative Services Agreement of $182,691 and $352,471 for the year ended December 31, 1999 and 1998, respectively.

      In June 1997, a subsidiary of the Company acquired a Holiday Inn Express hotel in Nashville, Tennessee in a foreclosure sale from a commercial mortgage-backed security trust. In connection with such purchase, the subsidiary-owner of the hotel entered into a hotel management agreement (the "Hotel Management Agreement") with Capitol Hotel Group International, Inc. ("CHGI"), a Maryland company partially owned by Messrs. Dockser and Willoughby. The Hotel Management Agreement provides that in exchange for the hotel management and operating duties set forth in the agreement, CHGI will receive an annual management fee in an amount equal to four percent of the total annual revenues of the hotel plus twenty percent of the annual net profit of the hotel. For the years ended December 31, 1999 and 1998, the Company paid a total of $61,077 and $ 4,691, respectively, to CHGI pursuant to the Hotel Management Agreement. Prior to entering into the Hotel Management Agreement, the Company received a written opinion from an independent hotel consulting and appraisal company that the terms of the Hotel Management Agreement were reasonable and within industry standards.

IV.   BUSINESS PLAN


      The information contained under this part IV. "BUSINESS PLAN" is supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


      The Company's post-bankruptcy business strategy is designed to capitalize on its core strengths in real estate and mortgage finance. The key components of the Company's business strategy are initially, upon emergence from Chapter 11, the continued ownership and management of the Company's remaining portfolio of mortgage-related assets, the continuation and, as appropriate, expansion of its servicing business, the reduction of outstanding indebtedness consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee as set forth in the Plan, and to invest and trade in CMBS and other mortgage-related assets. See "CERTAIN RISK FACTORS" -- Risks Associated With Trader Election." At such time as market conditions permit and provided that the Company is able to access external capital (if and as necessary) through the capital markets on terms acceptable to the Company (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee, as set forth in the Plan), the Company intends to resume the acquisition of Subordinated CMBS and the origination and securitization of commercial mortgage loans. See "PLAN OF REORGANIZATION -- The Reorganized Debtors -- Business of Reorganized Debtors" and "CERTAIN RISK FACTORS."



      MANAGEMENT OF EXISTING PORTFOLIO AND CONTINUATION OF SERVICING BUSINESS. The Company will continue to own and manage, through its servicing affiliate CMSLP, a large portfolio of mortgage-related assets. On a proforma basis, giving effect to the reorganization, including the assumed sale of $702 million (face amount) of CMBS, the Company's June 30, 2000 GAAP balance sheet would include approximately $2.4 billion (face amount) of CMBS, insured mortgage securities, and commercial mortgage loans that were originated and/or securitized by the Company. The Company will continue to actively monitor and manage the credit risks and performance of its portfolio in an effort to maximize returns.


      Following the reorganization and rating agency approval, the Company expects to exercise its right, as owner of the controlling bond class, to re-name CMSLP as special servicer for transactions in its portfolio currently being specially-serviced by ORIX with CMSLP serving as their special sub-servicer. In addition, the Company intends for CMSLP to pursue direct, master and special servicing assignments, as well as expand its fee-based services, for a variety of participants in the mortgage and asset finance arenas.

      ACCESS TO CAPITAL. The Company intends to internally generate capital from operating and investing activities and expected reductions in REIT distribution requirements to shareholders due to expected net operating losses for tax purposes. Such capital will be used (subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee) in order to fund the initial key components of its business plan referenced above.

      In order to fund the resumption of CMBS acquisitions and loan originations and securitizations, discussed in more detail below, the business plan contemplates that the Company will be required to access the capital markets (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee, as set forth in the Plan) through public or private issuances of equity and/or debt securities and/or through secured or unsecured credit facilities. In addition, it is contemplated that the Company would continue to use long-term, fixed rate debt refinancings, short-term borrowing agreements (but to a lesser extent than utilized prior to the Chapter 11 filing and in accordance with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee) and other borrowings to fund a portion of any mortgage asset acquisitions.


      RESUMPTION OF SUBORDINATED CMBS ACQUISITIONS. Prior to the Chapter 11 filing, the Company had historically been a leading purchaser of Subordinated CMBS. The Company believes that its servicing and underwriting capabilities are competitive advantages that allow the Company to compete against other investors who may have greater access to capital (or the ability to obtain capital at a lower cost) for the acquisition of Subordinated CMBS. The Company's ability to resume the acquisition of Subordinated CMBS will depend upon, among other matters, market conditions and the Company's ability to access capital to fund such acquisitions. The Company has not at this time arranged for any post-reorganization financing for the acquisition of Subordinated CMBS and there can be no assurance that the Company will be able to obtain any such acquisition financing or that if acquisition financing is available it will be on favorable terms.


      RESUMPTION OF LOAN ORIGINATIONS AND SECURITIZATIONS. The Company's ability to resume mortgage loan originations, principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization, will depend upon, among other matters, market conditions, the Company's ability to retain personnel with the requisite expertise, and the Company's ability to enter into suitable agreements with financial institutions and to obtain any financing required by such agreements. To the extent the Company is able to resume its origination program, it intends to securitize originated mortgage loans, retaining the subordinated bonds for its portfolio, and providing loan management and servicing functions for the underlying mortgage pool. The Company has not at this time arranged for any post-reorganization mortgage loan origination financing and there can be no assurance that the Company will be able to enter into suitable agreements with major financial institutions or obtain any financing required by such agreements.


      NEW OPPORTUNITIES. The Company intends to explore the possibility of additional business activities including, but not limited to, expanding the scope of servicing efforts to include asset-backed and franchise loan servicing; the further development of fee-based servicing businesses; joint ventures for the acquisition of Subordinated CMBS or other real estate assets; expanding its originations into other higher yielding financings such as mezzanine loans and equity investments and consulting or other fee-based opportunities in countries where CMBS markets are currently developing. The ability to pursue any new opportunity will depend upon, among other matters, market conditions and the availability of capital and other resources.


V.    PLAN OF REORGANIZATION

A.    OVERVIEW OF THE PLAN

BRIEF EXPLANATION OF CHAPTER 11

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

      The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

      The following is an overview of certain material provisions of the Plan of the Debtors, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed to them in the Plan.

SOLICITATION OF ACCEPTANCES OF THE PLAN

      Under the Plan, all Claims and Interests have been separated into classes according to the applicable Debtor, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. Except as discussed below under "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that (i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims and Interests in an Impaired Class. An Impaired Class of Claims will be deemed to have accepted the Plan if

Class C6 - Intercompany Claims              Class C6 consists of all Allowed
                                            Claims against Holdings of CMI or
                                            CMM.

Class C7 - Interests in Holdings            Class C7 consists of all Allowed
                                            Interests in Holdings of CMI and
                                            CMSLP.


      Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. See "PLAN OF REORGANIZATION -- Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VI.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section VI.H of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See "PLAN OF REORGANIZATION -- Distributions Under the Plan --Timing and Methods of Distribution."


      The treatment of Claims and Interests described below is subject to the Plan provisions described in Section IV of the Plan.

B.    TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

DESCRIPTION OF CLAIMS AND INTERESTS

      ADMINISTRATIVE CLAIMS. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Debtors agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. In addition, on or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claim.

      PRIORITY TAX CLAIMS. Unless otherwise agreed to by the Debtors or the Reorganized Debtors and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Debtors and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections set forth in Exhibit B hereto and estimating recoveries for creditors under the Plan, they have estimated that the aggregate amount of such Claims may approximate up to $15 million.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN CMI

      1.    Class A1 (Citicorp Secured Claims).

      The Holder of the Allowed Class A1 Claim will receive on the Effective Date with respect to its Allowed Class A1 CMO-IV Claim (i) the Class A1 Cash Payment, which is expected to be $4.5 million; (ii) with respect to the balance of its Allowed Class A1 CMO-IV Claim (with interest on the principal balance of such Allowed Claim calculated at the Plan Rate), a 4-year promissory note of Reorganized CMI bearing interest, payable monthly, at the per annum rate of LIBOR plus 3.25%, secured by a first priority lien on the CMO-IV Bonds and the CMO-IV Additional Collateral (such lien anticipated to be structured as an indirect lien consistent with the affiliate reorganization referenced in the Plan and in "PLAN OF REORGANIZATION -- Affiliate Reorganization" discussion hereinbelow), with monthly amortization of said note based on the following schedule: in year one .833% of the original balance of said note would be amortized each month, in year two .666% of the original balance of said note would be amortized each month, and in the third and fourth years, the remaining principal balance of said note as of the second anniversary of the Effective Date would be amortized in monthly installments based upon a 13-year amortization schedule, with a balloon payment of the then-outstanding principal balance of the note coming due on the fourth anniversary of the Effective Date; and (iii) loan extension fees payable in Cash on the 2-year, 2 1/2-year, 3-year and 3 1/2-year anniversaries of the Effective Date, if said note has not been paid off in full prior to such dates, each equal to 1.5% of the then outstanding principal balance of said note. In addition, the Holder of the Allowed Class A1 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class A1 Claim, after the refinancing of such Holder's Allowed Class A1 CMO-IV Claim referenced above, with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.


      Citicorp has raised a question concerning the collateral assignment of certain net proceeds from the sale or other disposition of the Brick Church Property (as defined in Exhibit 2 to the Plan) for the benefit of the Holders of the Class A9/A10 Notes as provided in the Collateral Schedule attached as part of Exhibit 2 to the Plan. By way of clarification, the collateral assignment of net proceeds from the sale or other disposition of the Brick Church Property as provided in Exhibit 2 to the Plan will be granted only on such net proceeds as remain after payment in full of any allowed secured claims on the Brick Church Property including any such claims of Citicorp Real Estate, Inc.

      The Debtors expect that there will be approximately $35 million of Allowed Class A1 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

      2.    Class A2 (First Union Secured Claim).

      The Holder of the Allowed Class A2 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A2 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

      The Debtors expect that there will be less than $240,000 of Allowed Class A2 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

      3.    Class A3 (GACC Secured Claim).

      The Holder of the Allowed Class A3 Claim will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 to the Plan, or such other treatment as may be agreed to by CMI and the Holder.

      The Debtors expect that there will be approximately $87 million of Allowed Class A3 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

      4.    Class A4 (Lehman Secured Claim).

      The Holder of the Allowed Class A4 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A4 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

      Each Holder of an Allowed Class A10 Claim, other than those electing the convenience class option described hereinafter, will be paid in full through a combination of an initial cash payment and two notes as further set forth in Exhibit 2 to the Plan. In addition, as referred to in Exhibit 2 to the Plan, there will be a convenience class option with respect to Class A10, as follows: any Holder of an Allowed Class A10 Claim whose Allowed Claim is for $150,000 or less and elects the convenience class treatment on its ballot, or whose Allowed Claim is for an amount in excess of $150,000 and elects in writing on its ballot to reduce its Claim to $150,000 and accept convenience class treatment thereof, shall be entitled to receive payment in Cash on the Effective Date of the allowed amount of such Holders' Allowed Class A10 Claim in full satisfaction of said claim, with accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class A10 Claims electing convenience class treatment who have a contract, the invoice rate (capped at 9-1/8%) for those Holders of Allowed Class A10 Claims electing convenience class treatment who have an invoice rate, and 6% for all others. For purposes of calculating the $150,000 amount in the preceding sentence, the amount of allowed post-petition interest on any such Claim (which interest shall be paid as part of such Claim) will be excluded from such calculation.


      The Debtors expect that there will be approximately $73 million of Allowed Class A10 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

      11.   Class A11 (Guarantee Claims).

      If, and only to the extent that, an Allowed Class A11 Claim is not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMM or Holdings, as the case may be, any remaining Allowed Class A11 Claim (if any) will be included as part of the CMI General Unsecured Claims and treated for all purposes as part of Class A10.

      The Debtors expect that there will be $ 0 of Allowed Class A11 Claims against the Debtors as of the Effective Date.

      12.   Class A12 (Freddie Mac Claims).

      CMI's obligation under the Freddie Mac Agreement shall be deemed reaffirmed on the Effective Date, and the Claims of Freddie Mac numbered 335 and 497 on the July 2, 1999 claims register, each in the amount of $230,448,487.24, shall be deemed withdrawn and thereby disallowed as of the Effective Date.

      The Debtors expect that there will be $ 0 of Allowed Class A12 Claims against the Debtors as of the Effective Date.

      13.   Class A13 (Intercompany Claims).

      Holders of Allowed Class A13 Claims will not receive any payment under the Plan on account of such Claims.

      14.   Class A14 (Series B Preferred Stock).


      Each Holder of Series B Preferred Stock as of the Effective Date will retain its Series B Preferred Stock; provided that if the Holders of Series B Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series B Preferred Stock will be deemed amended (and, as amended, to be part of the Reorganized CMI Amended and Restated Articles of Incorporation) to permit the payment of dividends on Series B Preferred Stock, including accrued and unpaid dividends, in CMI Common Stock or Cash, (or a combination thereof), at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is contemplated that such dividends will be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends. Holders of Series B

Preferred Stock who are not affiliates or "underwriters" may publicly trade the CMI Common Stock received as payment for dividends accrued and payable.

      The Debtors expect that there will be approximately $39.9 million of Allowed Class A14 Interests in the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

      15.   Class A15 (Series B Preferred Stock Securities Claims).

      Each Holder (if any) of an Allowed Class A15 Claim will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A15 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A15 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A15 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

      The Debtors expect that there will be $ 0 of Allowed Class A15 Claims against the Debtors as of the Effective Date.

      16.   Class A16 (Former Series C Preferred Stock).


      Former Series C Preferred Stock has been exchanged for Series E Preferred Stock. Each Holder of Series E Preferred Stock as of the Distribution Record Date shall retain its Series E Preferred Stock and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 to the Plan and as set forth in the Articles Supplementary relating to the Series E Preferred Stock, as such Articles Supplementary shall be amended as of the Effective Date, expected to be substantially in the form of Exhibit B (Series E Preferred Stock Articles) to Exhibit E (Reorganized CMI Amended and Restated Articles of Incorporation) to the Disclosure Statement. All accrued and past due dividends from February 23, 2000 through the Effective Date on Series E Preferred Stock will be paid on the Effective Date in CMI Common Stock. All other accrued and past due dividends on Former Series C Preferred Stock (prior to February 23, 2000) shall be paid on the Effective Date in CMI Common Stock or Cash, at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is contemplated that such dividends will be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends.


      The Debtors expect that there will be approximately $10.3 million of Allowed Class A16 Interests in the Debtors (as part of the Series E Preferred Stock) as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

      17.   Class A17 (Former Series C Preferred Stock Securities Claims).

      Each Holder (if any) of an Allowed Class A17 Claim will, if, as and when any such Claim is allowed by Final Order, receive in full satisfaction of any such Allowed Class A17 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A17 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A17 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

      The Debtors expect that there will be $ 0 of Allowed Class A17 Claims against the Debtors as of the Effective Date.

      18.   Class A18 (Old Series D Preferred Stock).

      Each Holder of Old Series D Preferred Stock as of the Distribution Record Date, if not previously exchanged, shall receive on the Effective Date in exchange for its Old Series D Preferred Stock an identical number of shares of Series E Preferred Stock issued effective as of the Effective Date, and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 the Plan and as set forth in the Articles Supplementary relating to the Series E Preferred Stock, as such Articles Supplementary shall be amended as of the Effective Date, expected to be substantially in the form of Exhibit B (Series E Preferred Stock Articles) to Exhibit E (Reorganized CMI Amended and Restated Articles of Incorporation) to the Disclosure Statement. All shares of Old Series D Preferred Stock, if not previously exchanged and cancelled, shall be deemed cancelled as of the Effective Date. All accrued and past due dividends on Old Series D Preferred Stock shall be paid on the Effective Date, in CMI Common Stock or Cash, at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is contemplated that such dividends will be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends.


      The Debtors expect that there will be approximately $10 million of Allowed Class A18 Interests in the Debtors (as part of the Series E Preferred Stock) as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

      19.   Class A19 (Old Series D Preferred Stock Securities Claims).

      Each Holder (if any) of an Allowed Class A19 Claim will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A19 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A19 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A19 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

      The Debtors expect that there will be $ 0 of Allowed Class A19 Claims against the Debtors as of the Effective Date.

      20.   Class A20 (Series F Dividend Preferred Stock).


      Each Holder of Series F Dividend Preferred Stock as of the Effective Date shall retain its Series F Dividend Preferred Stock; provided that if the Holders of Series F Dividend Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series F Dividend Preferred Stock will be deemed amended (and, as amended, to be part of the Reorganized CMI Amended and Restated Articles of Incorporation) to permit the payment of dividends on Series F Dividend Preferred Stock, including any accrued and unpaid dividends, in CMI Common Stock or Cash (or a combination thereof), at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is possible that such dividends may be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends. Holders of Series F Dividend Preferred Stock who are not affiliates or "underwriters" may publicly trade the CMI Common Stock received as payment for dividends accrued and payable.


            The Debtors expect that there will be approximately $6.5 million of Allowed Class A20 Interests in the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

      21.   Class A21 (CMI Common Stock).

      Each Holder of an Allowed Class A21 Interest as of the Effective Date will retain its CMI Common Stock.

      22.   Class A22 (Stock Options).

      Each Holder of a Stock Option as of the Effective Date will retain its Stock Option.

      23.   Class A23 (CMI Common Stock Securities Claims).

      All Holders (if any) of Allowed Class A23 Claims will receive in full satisfaction of any such Allowed Class A23 Claims their share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A23 Claims (if any) are not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A23 Claims.

confirmed independently of confirmation of the Plan provisions for CMI and Holdings.

D.    THE REORGANIZED DEBTORS

      A description of various matters relating to the Reorganized Debtors including (i) information relating to the business to be conducted by Reorganized CMI, CMM and Holdings following the Effective Date, (ii) the proposed management of Reorganized CMI, CMM and Holdings and proposed compensation and other arrangements relating thereto, and (iii) certain corporate governance matters, is set forth or referenced below.

CORPORATE STRUCTURE

      On the Effective Date, CMI will become Reorganized CMI, CMM will become Reorganized CMM, and Holdings will become Reorganized Holdings with no change in their respective structural relationships.

BUSINESS OF THE REORGANIZED DEBTORS

      In connection with the Plan, substantially all cash flows are expected to be used to satisfy principal, interest and fee obligations under the New Debt. The New Debt will be secured by substantially all assets of the Company. It is contemplated that there will be restrictive covenants, including financial covenants, in connection with the New Debt. The foregoing will effect the Company's post-bankruptcy business strategy. See "BUSINESS PLAN."

DIRECTORS AND MANAGEMENT OF REORGANIZED CMI AND REORGANIZED CMM

      BOARD OF DIRECTORS. The names, affiliations and backgrounds of the persons to serve as the initial members of the Board of Directors of Reorganized CMI and Reorganized CMM will be identified at or before the Confirmation Hearing in a schedule to be filed by CMI and CMM with the Bankruptcy Court. Such appointments to the respective Boards of Directors will otherwise be consistent with the Plan, including the terms of the Merrill/GACC Term Sheet.

      Two of the individuals to be nominated to serve as directors of Reorganized CMI will be jointly identified by CMI and the CMI Equity Committee and presented for approval in accordance with the provisions of the Merrill/GACC Term Sheet.

      See "GENERAL INFORMATION - Business - Management" for information concerning CMI's existing directors.

      EXECUTIVE OFFICERS. The initial officers of Reorganized CMI will be selected by the Board of Directors of Reorganized CMI. To the extent that initial officers have been selected, their names, affiliations and backgrounds will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMI will negotiate compensation packages with its officers that are consistent with compensation packages in the industry and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

      The initial officers of Reorganized CMM will be selected by the Board of Directors of Reorganized CMM. To the extent that initial officers have been selected, their names, affiliations and backgrounds will be disclosed in a schedule to be to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMM will negotiate compensation packages with its officers that are consistent with compensation packages in the industry, and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.


      See "GENERAL INFORMATION - Business - Management" for information concerning CMI's existing executive officers and assumed employment agreements.


CERTAIN CORPORATE GOVERNANCE MATTERS

      REORGANIZED CMI AMENDED AND RESTATED ARTICLES OF INCORPORATION AND REORGANIZED CMI AMENDED AND RESTATED BYLAWS. The Reorganized CMI Amended and Restated Articles of Incorporation and the Reorganized CMI

Amended and Restated Bylaws, substantially in the forms of Exhibits E and F hereto and incorporated herein by reference, shall by virtue of the Confirmation Order be deemed exhibits to and part of the Plan and shall become effective without further action by stockholders, on the Effective Date. The CMI Amended and Restated Articles of Incorporation contain amendments providing for, among other matters, an increase in authorized shares from 120 million to 375 million, (consisting of 300 million shares of common stock and 75 million shares of preferred stock); authority for the Board of Directors to increase authorized shares without action by stockholders; new excess share provisions relating to the transfer, acquisition and redemption of capital stock addressing ownership limitations for CMI and the treatment of excess stock, intended to ensure compliance with the Internal Revenue Code of 1986 (such excess share provisions are also intended to serve as an antitakeover device in connection with any hostile acquisition even though Reorganized CMI's REIT status would not be threatened by such acquisition); deletion of certain antitakeover provisions (however CMI will remain subject to the Maryland business combination statute); a change in the vote required for (a) removal of directors, (b) amendments to
Article XI (excess share provisions), and (c) amendments to Article XIII (conflict with terms of class or series of preferred stock), from a majority to 66 2/3; changes in how vacancies on the Board of Directors and newly created directorships are filled; and prohibition of the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Reorganized CMI Amended and Restated Bylaws contain amendments providing for, among other matters, advance notice of matters to be presented at annual meetings of stockholders and advance notice of nominees for director.



      REORGANIZED CMM ARTICLES OF INCORPORATION AND REORGANIZED CMM
BYLAWS. The forms of the Reorganized CMM Articles of Incorporation and the Reorganized CMM Bylaws will be the Articles of Incorporation and Bylaws of CMM, unless Reorganized CMM is required to amend such Articles of Incorporation and Bylaws to prohibit the issuance of non-voting equity securities and then such Articles of Incorporation and Bylaws shall be amended and filed with the Maryland Department of Assessments and Taxation on the Effective Date.


      SECOND AMENDED AND RESTATED OPTION PLAN FOR KEY EMPLOYEES. On or prior to the Effective Date, the Second Amended and Restated Stock Option Plan for Key Employees (the "Second Amended Employee Stock Option Plan") substantially in the form of Exhibit G hereto and incorporated herein by reference, will be adopted by the Board of Directors to be effective on the Effective Date and, by voting to accept the Plan, all Holders of Class A21 Interests shall be deemed to have ratified and approved the Second Amended Employee Stock Option Plan. Additionally, upon entry of the Confirmation Order, the Second Amended Employee Stock Option Plan shall be deemed an exhibit to and part of the Plan and the Bankruptcy Court shall, consistent with Maryland and federal law, be deemed to have approved the Second Amended Employee Stock Option Plan (including the increase in the number of shares of common stock with respect to which options may be granted and an extension of time in which options may be granted, as provided for therein) on behalf of CMI's stockholders and in satisfaction of
Section 422 of the Internal Revenue Code. Following the Effective Date, the Board of Directors of Reorganized CMI may further amend or modify the Second Amended Employee Stock Option Plan in accordance with the terms thereof and any such further amendment or modification shall not require amendment of the Plan. The Second Amended Employee Stock Option Plan amends CMI's Amended and Restated Stock Option Plan for Key Employees to, among other matters, provide for an increase in the number of shares of CMI Common Stock with respect to which options may be granted from 2,068,031 (as adjusted from 2 million shares as a result of the junior preferred stock dividend paid to common stockholders in November 1999 and consistent with a Bankruptcy Court Order which limits the full adjustment to 2,198,831 shares, contemplated by the terms and provisions of the Second Amended Employee Stock Option Plan, until CMI emerges from Chapter 11) to 4,500,000; to extend the time in which options may be granted under the Plan from June 30, 2000 until June 30, 2002, and to effect changes consistent with current securities and tax laws. After the Effective Date it is expected that common stockholder approval of the material terms of the Second Amended Employee Stock Option Plan will be sought for purposes of becoming exempt from the deduction limits set forth in Section 162(m) of the Internal Revenue Code. See "GENERAL INFORMATION - Management" for a description of the Amended and Restated Stock Option Plan for Key Employees to be amended by the Second Amended Employee Stock Option Plan.

      CMI's Non-Employee Director Stock Option Plan in place prior to the Effective Date shall remain in place after the Effective Date and Reorganized CMI shall continue to honor such option plan.

in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of any of the New Securities pursuant to the Plan, or who holds a substantial amount of equity in CMI and receives any of the New Securities pursuant to the Plan, may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

      Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.

      GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

      Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (e.g., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of
Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.


     To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.


     As noted above, Section 1145(a)(1) exempts the offer and sale of the New Securities from the registration requirements of Section 5 of the Securities Act. Section 1145(a)(1) does not, however, contain a corresponding exemption from the indenture qualification requirements of the TIA. The exemptive provision of the TIA, Section 304, exempts certain specified types of securities from the provisions of the TIA, including many of the types of securities exempt from the registration requirements of Section 5 of the Securities Act, but it does not exempt securities issued under Section 1145(a)(1) of the Bankruptcy Code. Section 305 and 307 of the TIA specifically provide for the filing of an application for qualification of indentures governing any debt securities that are exempt from the Securities Act registration requirements but are not exempt from the TIA. Pursuant to such sections and TIA Rule 7a-1, CMI will file (prior to commencement of solicitation for acceptances of the Plan) with the SEC applications on Form T-3 for qualification of the indentures that will govern the New Debt Securities.


      THE NEW SECURITIES ISSUED ON THE EFFECTIVE DATE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NEW SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY AND NEITHER THE SEC NOR SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


I.    DISTRIBUTIONS UNDER THE PLAN

GENERAL

      Reorganized Debtors, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent shall make all distributions of Cash required to be distributed under the applicable provisions of the Plan and the documents evidencing the Recapitalization Financing. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan and the documents evidencing the Recapitalization Financing. Each Disbursing Agent will serve without bond, and each Disbursing Agent, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

TIMING OF DISTRIBUTIONS

      Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in the Plan, property to be distributed under the Plan on account of an Administrative Claim shall be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

METHODS OF DISTRIBUTIONS

      CASH PAYMENTS. Cash payments made pursuant to the Plan will be in United States dollars. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtors shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G of the Plan. Cash payments to bank creditors of the Debtors may be by wire transfer.

      COMPLIANCE WITH TAX REQUIREMENTS. In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

      NO FURTHER CORPORATE ACTION. Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor (including, without limitation, approval of the issuance of the New Securities) shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

      IMPLEMENTATION. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings are authorized and directed by the Plan to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan on and after the Effective Date. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein or contemplated by the Plan.

      EFFECTUATING DOCUMENTS AND ACTIONS. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings, as the case may be, and each of their respective appropriate officers shall be authorized to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, the transactions provided for in the Plan and all other actions in connection therewith.


      DISCHARGE OF DEBTORS AND INJUNCTION. Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and
(ii) all Persons shall be precluded from asserting against Reorganized CMI, Reorganized CMM and Reorganized Holdings, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.


      Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; and
(iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person, including but not limited to the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

      LIMITATION OF LIABILITY. None of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, the members of the Committees, the Indenture Trustee, or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to entitled to accept or reject the Plan is __________ ___, 2000.

B.    Confirmation Hearing

      The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on the Confirmation of the Plan. The Confirmation Hearing has been scheduled for __:__ __, Eastern Daylight Savings Time, on _________ __, 2000. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served upon the following on or before __:__ __,Eastern Daylight Savings Time, on _______ ___, 2000:



VENABLE, BAETJER AND HOWARD, LLP          AKIN, GUMP, STRAUSS, HAUER
Richard L. Wasserman                      & FELD, L.L.P.
1800 Mercantile Bank and Trust Building   Stanley J. Samorajczyk
Two Hopkins Plaza                         Michael S. Stamer
Baltimore, Maryland 21201                 1333 New Hampshire Avenue, N.W.
(410) 244-7400                            Washington, D.C. 20036
                                          (202) 887-4000



Co-Counsel to CRIIMI MAE Inc.
and CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY            COVINGTON & BURLING
& ECKER, P.A.                             Michael St. Patrick Baxter
Morton A. Faller                          Dennis B. Auerbach
11921 Rockville Pike                      1201 Pennsylvania Avenue, NW
Third Floor                               Washington, D.C. 20044
Rockville, MD 20852-2753                  (202) 662-6000
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.    Counsel to the Official Committee of
                                          Equity Security Holders of CRIIMI MAE
                                          Inc.

ARNOLD & PORTER                           WHITEFORD, TAYLOR & PRESTON, LLP
Daniel M. Lewis                           Paul M. Nussbaum
555 Twelfth Street, N.W.                  Seven Saint Paul Street, Suite 1400
Washington, D.C. 20004                    Baltimore, Maryland 21202-1626
(202) 942-5000                            (410) 347-8700

Counsel to the Official Committee of      Counsel to the Official Committee of
Unsecured Creditors of CRIIMI MAE Inc.    Unsecured Creditors of CRIIMI MAE
                                          Management, Inc.

C.    CONFIRMATION

      At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if the Plan satisfies all of the requirements of Section 1129 of the Bankruptcy Code. The requirements, in relevant part, are the following:

      a) The Plan and the Debtors must comply with the applicable provisions of the Bankruptcy Code.

      b) The Plan must have been proposed in good faith and not by any means forbidden by law.

      c) Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases must have been approved by or be subject to, the approval of the Bankruptcy Court as reasonable.

"--Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of a Claim or Interest in a solicited Class should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.


      The information contained under this part VII, "CERTAIN RISK FACTORS" is supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.


SUBSTANTIAL INDEBTEDNESS; LEVERAGE

      The Company is now highly leveraged and will continue to be highly leveraged after giving effect to the reorganization. At December 31, 1999, the Company had total consolidated indebtedness of $2.0 billion (of which $926 million was recourse debt to the Company (i.e., not match-funded)) and stockholders' equity of $219 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--General" and the Consolidated Financial Statements of the Company and the accompanying notes thereto appearing elsewhere in this Disclosure Statement. After giving effect to the reorganization, the Company's estimated pro forma aggregate indebtedness at June 30, 2000 would total approximately $1.6 billion (of which approximately $465 million would be recourse debt to the Company (i.e., not match-funded) and stockholders' equity would be approximately $227 million. See "BUSINESS PLAN" and "Exhibit B--Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information."

      The Company's management believes that, based on its projections (which are based upon a number of assumptions), the Company will have sufficient cash resources to pay interest and scheduled principal on its outstanding indebtedness, after giving effect to the reorganization. See "Exhibit B-- Unaudited Pro Forma Consolidated Financial Statements and Projected
Financial Information." However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain cash flow and to generate capital internally from operating and investing activities and expected reductions in REIT distribution requirements to shareholders due to expected net operating losses for tax purposes, in each case consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee as set forth in the Plan. There can be no assurance that targeted levels of cash flow will actually be achieved, that reductions in REIT distribution requirements will be realized, or that, if required, new capital will be available to the Company. The Company's ability to maintain or increase cash flow and access new capital with, respect to the resumption of Subordinated CMBS acquisitions and commercial mortgage loan originations and securitizations, will depend upon, among other things, interest rates, prevailing economic conditions and other factors, many of which are beyond the control of the Company.


      The Company's high level of debt limits its ability to obtain additional capital, reduces income available for distributions, restricts the Company's ability to react quickly to changes in its business and makes the Company more vulnerable to economic downturns. In addition, the agreements governing the Reorganized Debtors' debt may impose significant operating and financial restrictions on the Company. See "PLAN OF REORGANIZATION."


RISKS RELATING TO NECESSARY RECAPITALIZATION FINANCING

      Consummation of the Plan is conditioned upon, among other matters, the Company obtaining New Debt and completing the CMBS Sale. See "PLAN OF REORGANIZATION." Although the Company has sold certain CMBS in connection with the CMBS Sale, is engaged in negotiating additional commitments for the CMBS Sale, and has agreed to terms with respect to substantially all of the New Debt, there can be no assurance that the Company will complete the CMBS Sale or obtain and satisfy all terms and conditions of the New Debt. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and
Note 5 to the Notes to Consolidated Financial Statements for a discussion of certain CMBS sold in February and April, 2000 constituting a portion of the CMBS Sale.

RISKS RELATING TO THE PROJECTIONS


      The management of the Company has prepared the projected financial information contained in this Disclosure Statement relating to the Company (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume, among other matters, that the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of the Company to generate sufficient funds internally to meet its working capital and debt service requirements; (2) interest rate and financial market volatility; (3) the ability of the Company to retain an adequate number and mix of employees; and
(4) adverse economic conditions and competition. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Company. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections will necessarily be achieved. The Company does not intend to update or revise the Projections. See "Exhibit B--Unaudited Pro Forma Consolidated Balance Sheet and Projected Financial Information" and "PLAN OF REORGANIZATION--The Reorganized Debtors--Projected Financial Information."


RISKS OF LOSS OF REIT STATUS

      It is anticipated that the Company will continue to operate in such a manner as to qualify as a REIT for federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT.

      The Company must distribute at least 95% of its net taxable income each year (excluding any net capital gain and certain non-cash income) in order to maintain its status as a REIT for federal income tax purposes (the "95% Distribution Requirement"). As a REIT, the Company is also subject to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

      The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement. It is anticipated that, for the foreseeable future the Company will not have REIT distribution requirements, however, if the Company does have a REIT distribution requirement, a substantial portion of the Company's distributions to meet its tax distribution requirements will be in the form of non-cash taxable dividends. To the extent such distributions are paid in cash, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement or to avoid the non-deductible excise tax. There can be no assurance that the Company would be able to borrow funds or sell assets on a timely basis. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, (iii) to distribute amounts that would otherwise be spent on future investments or repayment of debt, or (iv) to distribute non-cash dividends in lieu of cash. There can be no assurance that non-cash taxable dividends will satisfy the Company's taxable distribution requirements to maintain its status as a REIT.

      See "BUSINESS--Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" for a discussion of further risks of loss of REIT status, the distribution of non-cash taxable dividends with respect to the Company's 1998 taxable income and distributions with respect to the Company's 1999 taxable income.


TAXABLE MORTGAGE POOL RISKS

      An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and
(iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See "Business -- Loan Originations and Securitizations and Resecuritizations" and Notes 5 and 6 to Notes to Consolidated Financial Statements for descriptions of CBO-1, CBO-2 and CMO-IV. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

      The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

      In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company (i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests. Although it is possible that the election by the TMPs to be treated as taxable REIT subsidiaries could prevent the loss of CRIIMI MAE's REIT status, there can be no assurance that a valid election could be made given the timing of a seizure or sale of the Pledged Bonds.

PHANTOM INCOME MAY RESULT IN ADDITIONAL TAX LIABILITY

      The Company's investment in Subordinated CMBS and certain other types of mortgage related assets may cause it, under certain circumstances, to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders, from time to time, may be required to treat distributions that economically represent a return of capital, as taxable dividends. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company recognizes phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis (i.e., before such income is realized by the stockholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. As the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease.

EFFECT OF RATE COMPRESSION ON MARKET PRICE OF STOCK

      The Company's actual earnings performance as well as the market's perception of the Company's ability to achieve earnings growth may affect the market price of the Common Stock. In the Company's case, the level of earnings (or losses) depends to a significant extent upon the width and direction of the spread between the net yield received by the Company on its income earning assets (principally, the long term, fixed-rate assets comprising its CMBS portfolio) and its floating-rate cost of borrowing. In periods of narrowing or compressing spreads, the resulting pressure on the Company's earnings may adversely affect the market value of its Common Stock. Spread compression can occur in high or low interest rate environments and typically results when net yield on the long-term assets adjusts less frequently than the current rate on debt used to finance their purchase. For example, if the Company relies on short-term, floating-rate borrowings to finance the purchase of long-term fixed-rate CMBS assets, the Company may experience rate compression, and a resulting diminution of earnings, if the interest rate on the debt increases while the coupon and yield measure for the financed CMBS remains constant. In such an event, the market price of the Common Stock may decline to reflect the decrease in value of the Company resulting from the spread compression. In an effort to mitigate this risk, the Company as a matter of policy generally hedges at least 75% of the principal amount of its variable-rate debt with interest-rate protection agreements to protect interest cash flow against a significant rise in interest rates.

CERTAIN RISKS OF NON-CONFIRMATION


      Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court could decline to confirm the Plan if it were to find that any of the statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Holders of Claims and Interests will not be less than the value of distributions such Holders of Claims and Interests would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Company believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders of Claims and Interests will receive distributions at least as great as would be received in a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See "PLAN OF REORGANIZATION--Chapter 7 Liquidation Analysis" and "Exhibit C--
Liquidation Analysis."



      The confirmation and consummation of the Plan also are subject to certain other conditions. See "PLAN OF REORGANIZATION--Treatment of Claims and Interests Under the Plan--Conditions Precedent to Confirmation and
Consummation of the Plan."



      If the Plan is not confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that CRIIMI MAE would have to liquidate its assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan. See "PLAN OF REORGANIZATION--Chapter 7 Liquidation Analysis" and "Exhibit C--
Liquidation Analysis."


NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

      As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Company set forth elsewhere herein.

RISKS OF OWNING SUBORDINATED CMBS

      As an owner of the most subordinate tranches of CMBS, the Company will be the first to bear any loss and the last to have a priority right to the cash flow of the related mortgage pool. For example, if the Company owns a

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS

Section 1129(a) of the U.S. Bankruptcy Code states that the court shall confirm a plan of reorganization only if certain requirements are met. One of these requirements (Section 1129(a)(7)(A)(ii)) is that with respect to each impaired class of claims or interests, each holder of a claim or interest of such class must accept the plan or receive or retain property of a value, as of the Effective Date of the plan, that is not less than the amount that holders of such claims or interests would receive or retain if the Debtors were liquidated under Chapter 7 on such date.


As previously disclosed in Part VII of this Disclosure Statement, "CERTAIN RISK FACTORS," the value of the Company's Subordinated CMBS and other mortgage assets can change due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in U.S. Treasury rates, and changes in risk premiums (commonly referred to in industry practice as "spreads") for purchasing Subordinated CMBS and other mortgage assets. The Company's management believes that only a limited number of investors currently exist with the real estate expertise, infrastructure, and available capital required to evaluate and execute an acquisition of the Company's Subordinated CMBS and other mortgage assets. Furthermore, there is currently no active secondary market for the Company's Subordinated CMBS and other mortgage assets. The size of the Company's portfolio, the unprecedented nature of a liquidation of such portfolio, and the limited liquidity of the secondary CMBS market results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS and other mortgage assets. The Company's management has prepared its liquidation analysis (the "Liquidation Analysis") assuming the Company is unable to preserve its REIT status and a court appointed trustee liquidates the assets of the Debtors' estate not in a "firesale", but over a period of approximately six months (see Significant Assumptions in the Notes to Liquidation Analysis).


Underlying the Liquidation Analysis are a number of estimates and assumptions that, although formulated and considered reasonable by the Debtors, are inherently subject to significant economic, competitive, and other uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IN A CHAPTER 7 CASE. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

The Liquidation Analysis has been prepared solely for the purpose of estimating the distributable liquidation proceeds available in a hypothetical Chapter 7 case and does not necessarily represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended nor shall it be construed to be an admission by the Company for any other purpose. The independent public accountants of the Company have neither examined nor compiled or provided any assurance report on the Liquidation Analysis thereon in accordance with Generally Accepted Auditing Standards.

                             CERTIFICATE OF SERVICE

              I HEREBY CERTIFY that on this 13TH day of July, 2000, copies of the Praecipe Filing Substituted Pages to the Debtors' Second Amended Joint Disclosure Statement were sent via first-class mail, postage prepaid (except as otherwise indicated), to the persons on the attached service list.

                                                     /s/
                                             ---------------------------
                                             Richard L. Wasserman


                                      -3-